UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

COHERENT, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE:	February 28, 2012

TIME:	8:00 a.m.

PLACE:	Hyatt Regency Santa Clara
5101 Great America Parkway
Santa Clara, CA 95054

MATTERS TO BE VOTED ON:

1.                                      To elect the seven directors named in the proxy statement;

2.                                      To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 29, 2012;

3.                                      To approve our Amended and Restated Employee Stock Purchase Plan;

4.                                      To receive an advisory vote on executive officer compensation; and

5.                                      To transact such other business as may properly be brought before the meeting and any adjournment(s) thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Stockholders of record at the close of business on January 9, 2012, are entitled to notice of and to vote at the meeting and at any adjournments or postponements thereof.

All stockholders are cordially invited to attend the meeting.  However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose or follow the instructions on the enclosed proxy card to vote by telephone or via the Internet.  Any stockholder of record attending the meeting may vote in person even if he or she has returned a proxy.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Sincerely,

/s/ John R. Ambroseo
John R. Ambroseo
President and Chief Executive Officer

Santa Clara, California
January 20, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON FEBRUARY 28, 2012

The proxy statement and annual report to stockholders are available at www.proxyvote.com.

YOUR VOTE IS IMPORTANT

In order to assure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy card as promptly as possible and return it in the enclosed envelope or follow the instructions on the enclosed proxy card to vote by telephone or via the Internet.  Any stockholder attending the Annual Meeting may vote in person even if he or she returned a proxy card.

COHERENT, INC.
5100 PATRICK HENRY DRIVE
SANTA CLARA, CALIFORNIA 95054

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE MEETING

General

The enclosed Proxy is solicited on behalf of the Board of Directors (the “Board”) of Coherent, Inc. for use at the Annual Meeting of Stockholders (the “Annual Meeting” or “meeting”) to be held at 8:00 a.m., local time, on February 28, 2012 at the Hyatt Regency Santa Clara, 5101 Great America Parkway, Santa Clara, CA 95054, and at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders.  Our telephone number is (408) 764-4000.  These proxy solicitation materials were first mailed on or about January 20, 2012 to all stockholders entitled to vote at the Annual Meeting.

Who may vote at the meeting?

You are entitled to vote at the Annual Meeting if our records show that you held your shares as of the close of business of our record date, January 9, 2012 (the “Record Date”). On the Record Date, 23,533,449 shares of our common stock, $0.01 par value, were issued and outstanding.

What does each share of common stock I own represent?

On all matters, other than the election of directors, each share has one vote.  See “Election of Directors—Vote Required” for a description of your cumulative voting rights with respect to the election of directors.

How does a stockholder vote?

Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted.  If you are entitled to vote, you may do so as follows:

•                  Through your broker:  If your shares are held through a broker, bank or other nominee (commonly referred to as held in “street name”), you will receive instructions from them that you must follow in order to have your shares voted.  If you want to vote in person, you will need to obtain a legal proxy from your broker, bank or other nominee and bring it to the meeting.

•                  In person:  Attend the Annual Meeting and, if you request, we will give you a new proxy at the time of voting.  If you have previously turned in a proxy card, you must notify us at the Annual Meeting that you intend to cancel your prior proxy and vote by proxy at the meeting.

•                  Returning a Proxy Card:  Simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided.  If your signed proxy card is received before the Annual Meeting, the designated proxies will vote your shares as you direct.

•                  Using the Telephone:  Dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions.  You will be asked to provide the control number from the enclosed proxy card.

•                  Through the Internet: go to www.proxyvote.com to complete an electronic proxy card.  You will be asked to provide the control number from the enclosed proxy card.

For telephone or Internet use, your vote must be received by 11:59 P.M. Eastern Time on February 27, 2012 to be counted.

If you return a signed and dated proxy card without marking any voting directions, your shares will be voted “for” the election of all seven nominees for director and “for” all other proposals.

Matters to be presented at the meeting

We are not aware of any matters to be presented at the meeting other than those described in this proxy statement.  If any other matter is properly presented at the Annual Meeting, your proxy holders (one of the individuals named on your proxy card) will vote your shares in their discretion. The cost of this solicitation will be borne by us.  We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.  In addition, proxies may be solicited by certain of our directors, officers and regular employees, without additional compensation, personally or by telephone or facsimile.

Revoking your proxy

If you hold your shares in street name, you must follow the instructions of your broker, bank or other nominee to revoke your voting instructions. If you are a holder of record and wish to revoke your proxy instructions, you must (i) advise the Corporate Secretary in writing at 5100 Patrick Henry Dr., Santa Clara, CA 95054 before the proxies vote your shares at the meeting, (ii) timely deliver later-dated proxy instructions or (iii) attend the meeting and vote your shares in person.

Attendance at the Annual Meeting

All stockholders of record as of the Record Date may attend the Annual Meeting.  Please note that cameras, recording devices and similar electronic devices will not be permitted at the Annual Meeting.  No items will be allowed into the Annual Meeting that might pose a concern for the safety of those attending.  Additionally, to attend the meeting you will need to bring identification and proof sufficient to us that you were a stockholder of record as of the Record Date or that you are a representative of a stockholder of record as of the Record Date for a stockholder of record that is not a natural person.  For directions to attend the Annual Meeting or other questions, please contact Investor Relations by telephone at (408) 764-4110.

Quorum; Abstentions; Broker Non-Votes

Our bylaws provide that stockholders holding a majority of the shares of common stock issued and outstanding and entitled to vote on the Record Date constitute a quorum at meetings of stockholders.  Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “For” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes.

A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote because the nominee does not have discretionary voting power with respect to the proposal and has not received instructions with respect to the proposal from the beneficial owner.  Because directors are elected by a plurality vote, abstentions in the election of directors have no impact once a quorum exists.  Abstentions and broker non-votes represented by submitted proxies will not be taken into account in determining the outcome of the election of directors.  Abstentions and broker non-votes represented by submitted proxies will not be taken into account in determining the outcome of Proposals Two through Four. We will separately note the total of abstentions and broker non-votes when reporting on the outcome of the annual meeting.

Deadline for Receipt of Stockholder Proposals

In order to submit stockholder proposals for the fiscal 2012 annual meeting for inclusion in the Company’s proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (“SEC Rule 14a-8”), written materials must be received by the Corporate Secretary at the Company’s principal office in Santa Clara, California no later than September 22, 2012.

Stockholder proposals must otherwise comply with the requirements of SEC Rule 14a-8.

Proposals must be addressed to:  Bret DiMarco, Corporate Secretary, Coherent, Inc., 5100 Patrick Henry Dr., Santa Clara, California 95054. Simply submitting a proposal does not guarantee its inclusion.

Section 2.15 of the Company’s bylaws also establishes an advance notice procedure with regards to director nominations and stockholder proposals that are not submitted for inclusion in the proxy statements, but that a stockholder instead wishes to present directly at any Annual Meeting.  To be properly brought before the fiscal 2012 annual meeting, a notice of the nomination or the matter the stockholder wishes to present at the meeting must be delivered to the Corporate Secretary (see above), no later than the close of business on the 45th day, nor earlier than the close of business on the 75th day, prior to the one year anniversary of the date these proxy materials were first mailed by us unless the annual meeting of stockholders is held prior to January 30, 2013 or after March 29, 2013, in which case, the proposal must be received by us not earlier than the 120th day prior to the annual meeting and not later than the later of the 90th day prior to the annual meeting and the tenth day following public announcement of the date the annual meeting will be held and must otherwise be in compliance with applicable laws and regulations in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we need not present the proposal for vote at such meeting. The Chair of the Annual Meeting has the final discretion whether or not to allow any matter to be considered at the meeting which did not timely comply with all applicable notice requirements.

If a stockholder wishes only to recommend a candidate for consideration by the Governance and Nominating Committee as a potential nominee for the Company’s Board, see the procedures discussed in “Proposal One — Election of Directors — Board Meetings and Committees — Process for Recommending Candidates for Election to the Board of Directors.”

The attached proxy card grants to the proxyholders discretionary authority to vote on any matter raised at the Annual Meeting.

Eliminating Duplicative Proxy Materials

To reduce the expense of delivering duplicate voting materials to our stockholders who may hold shares of Coherent common stock in more than one stock account, we are delivering only one set of the proxy solicitation materials to certain stockholders who share an address, unless otherwise requested.  A separate proxy card is included in the voting materials for each of these stockholders.

We will promptly deliver, upon written or oral request, a separate copy of the annual report or this proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.  To obtain an additional copy, you may write us at 5100 Patrick Henry Drive, Santa Clara, California 95054, Attn: Investor Relations, or contact our investor relations department by telephone at (408) 764-4110.

Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may contact us at the address or telephone number specified above to request that only a single copy of these materials be delivered to your address in the future.  Stockholders sharing a single address may revoke their consent to receive a single copy of our proxy materials in the future at any time by contacting our distribution agent, Broadridge, either by calling toll-free at 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.  Broadridge will remove such stockholder from the Householding program within 30 days of receipt of such written notice, after which each such stockholder will receive an individual copy of our proxy materials.

Electronic Delivery of Proxy Materials

In an effort to reduce paper mailed to your home and help lower printing and postage costs, we are offering stockholders the convenience of viewing online proxy statements, annual reports and related materials.  With your consent, we can stop sending future paper copies of these documents.  To participate during the voting season, registered stockholders may follow the instructions when voting online.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any other filing of Coherent with the Securities and Exchange Commission, the sections of this proxy statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) and “Compensation Disclosure and Analysis” shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

Further Information

We will provide without charge to each stockholder solicited by these proxy solicitation materials a copy of Coherent’s annual report on Form 10-K for the fiscal year ended October 1, 2011 without exhibits and any amendments thereto on Form 10-K/A upon request of such stockholder made in writing to Coherent, Inc., 5100 Patrick Henry Drive, Santa Clara, California 95054, Attn: Investor Relations.  We will also furnish any exhibit to the annual report on Form 10-K if specifically requested in writing.  You can also access our Securities and Exchange Commission (“SEC”) filings, including our annual reports on Form 10-K, and all amendments thereto filed on Form 10 K/A, on the SEC website at www.sec.gov.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON FEBRUARY 28, 2012:  The proxy statement and annual report to stockholders are available at www.proxyvote.com.

Stockholder List

A list of stockholders entitled to vote at the Annual Meeting will be available for examination by stockholders of record at the Annual Meeting.

PROPOSAL ONE—ELECTION OF DIRECTORS

Nominees

Seven (7) members of our Board of Directors are to be elected at the Annual Meeting.  Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below.  Each nominee has consented to be named a nominee in the proxy statement and to continue to serve as a director if elected.  If any nominee becomes unable or declines to serve as a director, if additional persons are nominated at the meeting or if stockholders are entitled to cumulate votes, the proxy holders intend to vote all proxies received by them in such a manner (in accordance with cumulative voting) as will ensure the election of as many of the nominees listed below as possible, and the specific nominees to be voted for will be determined by the proxy holders.

We are not aware of any reason that any nominee will be unable or will decline to serve as a director.  The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until a successor has been elected and qualified or until his or her earlier resignation or removal.  There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he or she is or was to be selected as a director or officer.

The names of the nominees, all of whom are currently directors standing for re-election, and certain information about them as of December 31, 2011 are set forth below.  All of the nominees have been unanimously recommended for nomination by the Board acting on the unanimous recommendation of the Governance and Nominating Committee of the Board.  The committee consists solely of independent members of the Board.  There are no family relationships among directors or executive officers of Coherent. Mr. Flatley was appointed to the Board in September, 2011 and was recommended by the search firm retained by the committee to assist it in reviewing potential candidates for the Board.

Name	Age	Director Since	Principal Occupation
John R. Ambroseo	50	2002	President and Chief Executive Officer
Jay T. Flatley	59	2011	President and Chief Executive Officer of Illumina, Inc.
Susan M. James(1)(2)	65	2008	Retired Audit Partner, Ernst & Young
L. William Krause(2)(3)	69	2009	President of LWK Ventures
Garry W. Rogerson (1)(2)(3)	59	2004	Chief Executive Officer of Advanced Energy Industries, Inc.
Lawrence Tomlinson(1)(3)	71	2003	Retired Senior Vice President and Treasurer of Hewlett-Packard Co.
Sandeep Vij(2)(3)	46	2004	President and Chief Executive Officer of MIPS Technologies, Inc.

(1)                                  Member of the Audit Committee

(2)                                  Member of the Governance and Nominating Committee

(3)                                  Member of the Compensation and H.R. Committee

Except as set forth below, each of our directors has been engaged in his or her principal occupation set forth above during the past five years. There is no family relationship between any of our directors or executive officers.

John R. Ambroseo.  Mr. Ambroseo has served as our President and Chief Executive Officer as well as a member of the Board since October 2002. Mr. Ambroseo served as our Chief Operating Officer from June 2001 through September 2002. Mr. Ambroseo served as our Executive Vice President and as President and General Manager of the Coherent Photonics Group from September 2000 to June 2001. From September 1997 to September 2000, Mr. Ambroseo served as our Executive Vice President and as President and General Manager of the Coherent Laser Group. From March 1997 to September 1997, Mr. Ambroseo served as our Scientific Business Unit Manager. From August 1988, when Mr. Ambroseo joined us, until March 1997, he served as a Sales Engineer, Product Marketing Manager, National Sales Manager and Director of European Operations. Mr. Ambroseo received a Bachelor degree from SUNY-College at Purchase and a PhD in Chemistry from the University of Pennsylvania.

Mr. Ambroseo’s status as our Chief Executive Officer, his 23 year tenure with Coherent, his extensive knowledge of our products, technologies and end markets and his ten years of service as a director of Coherent make him an invaluable member of our Board of Directors.

Jay T. Flatley.  Since 1999 Mr. Flatley has served as President, Chief Executive Officer and a member of the Board of Directors of Illumina, Inc., a leading developer, manufacturer and marketer of life science tools and integrated systems for the analysis of genetic variation and function. Prior to joining Illumina, Mr. Flatley was co-founder, President, Chief Executive Officer, and a member of the Board of Directors of Molecular Dynamics, Inc., a NASDAQ-listed life sciences company focused on genetic discovery and analysis, from 1994 until its sale to Amersham Pharmacia Biotech Inc. in 1998. He served in various other positions with that company from 1987 to 1994. From 1985 to 1987, he was Vice President of Engineering and Vice President of Strategic Planning at Plexus Computers, a UNIX computer company. He is also a member of the Keck Graduate Institute Board of Trustees. Mr. Flatley holds a B.A. in Economics from Claremont McKenna College and a B.S. and M.S. in Industrial Engineering from Stanford University.

Mr. Flatley’s years of executive and management experience in the high technology industry, including serving as the chief executive officer of several public companies, his service on the board of another publicly held company, and his recent appointment as a director of Coherent make him an invaluable member of our Board of Directors.

Susan M. James.  Ms. James originally joined Ernst & Young, a global leader in professional services, in 1975, becoming a partner in 1987 and from June 2006 to December 2009, was a consultant to Ernst & Young. During her tenure with Ernst & Young, she was the lead partner or partner-in-charge for the audit work for a significant number of technology companies, including Intel Corporation, Sun Microsystems, Amazon.com, Autodesk, Inc. and the Hewlett-Packard Company, and for the Ernst & Young North America Global Account Network. She also served on the Ernst & Young Americas Executive Board of Directors from January 2002 through June 2006. She is a certified public accountant and a member of the American Institute of Certified Public Accountants. Ms. James also serves on the board of directors of Applied Materials, Inc., a global leader in Nonmanufacturing Solutions, Yahoo! Inc., an Internet technology company, and Tri-Valley Animal Rescue, a non-profit corporation dedicated to providing homes for homeless pets. Ms. James holds Bachelor’s degrees in Mathematics from Hunter College and Accounting from San Jose State University.

Ms. James’ years in the public accounting industry, her service on the boards and committees of a number of other publicly held companies and her four years of service as a director of Coherent make her an invaluable member of our Board of Directors.

L. William Krause.  Mr. Krause has been President of LWK Ventures, a private investment firm, since 1991.  In addition, Mr. Krause served as Chairman of the Board of Caspian Networks, Inc., an IP networking systems provider, from April 2002 to September 2006 and as Chief Executive Officer from April 2002 until June 2004.  From September 2001 to February 2002, Mr. Krause was Chairman and Chief Executive Officer of Exodus Communications, Inc., which he guided through Chapter 11 Bankruptcy to a sale of assets.  He also served as President and Chief Executive Officer of 3Com Corporation, a global data networking company, from 1981 to 1990 and as its Chairman from 1987 to 1993 when he retired.  Mr. Krause currently serves as a director of Brocade Communications Systems, Inc., a networking solutions and services company, CommScope Inc., a networking infrastructure company and Core-Mark Holdings, Inc., a distributor of packaged consumer goods. Mr. Krause previously served as a director for Sybase, Inc., Packeteer, Inc. and TriZetto Group, Inc. Mr. Krause holds a B.S. degree in electrical engineering and received an honorary Doctorate of Science from The Citadel.

Mr. Krause’s years of executive and management experience in the high technology industry, including serving as the chief executive officer of several companies, his service on the boards and committees of a number of other publicly held companies, and his three years of service as a director of Coherent make him an invaluable member of our Board of Directors.

Garry W. Rogerson.  Mr. Rogerson has served as our Chairman of the Board since June 2007. Since August 2011, Mr. Rogerson has been Chief Executive Officer and a member of the Board of Directors of Advanced Energy Industries, Inc., a provider of power and control technologies for thin-film manufacturing and solar-power generation.  He was Chairman and Chief Executive Officer of Varian, Inc., a major supplier of scientific instruments and consumable laboratory supplies, vacuum products and services, from February 2009 and 2004, respectively until the purchase of Varian by Agilent Technologies, Inc. in May 2010. Mr. Rogerson served as Varian’s Chief Operating Officer from 2002 to 2004, as Senior Vice President, Scientific Instruments from 2001 to 2002, and as Vice President, Analytical Instruments from 1999 to 2001. Mr. Rogerson received an honours degree and Ph.D. in biochemistry from the University of Kent at Canterbury.

Mr. Rogerson’s years of executive and management experience in the high technology industry, his service including serving as the chief executive officer of several public companies, his service on the board of another publicly held company, and his eight years of service as a director of Coherent make him an invaluable member of our Board of Directors.

Lawrence Tomlinson.  Mr. Tomlinson retired from Hewlett-Packard Company, a global technology company, in June 2003. Prior to retiring from Hewlett-Packard Co., from 1993 to June 2003 Mr. Tomlinson served as its Treasurer, from 1996 to 2002 he was also a Vice President and from 2002 to June 2003 was also a Senior Vice President. Mr. Tomlinson is a member of the board of directors of Salesforce.com, Inc., a customer relationship management service provider. Mr. Tomlinson previously served as a director of Therma-Wave, Inc. Mr. Tomlinson received a B.S. degree in accounting from Rutgers University and an M.B.A. from Santa Clara University.

Mr. Tomlinson’s years of executive and management experience in the high technology industry, his experience in the finance and accounting industry, his service on the boards and committees of a number of other publicly held companies and his nine years of service as a director of Coherent make him an invaluable member of our Board of Directors.

Sandeep Vij.  Mr. Vij has held the position of President and Chief Executive Officer of MIPS Technologies, Inc., a leading provider of processor architectures and cores, since January 2010.  Previously, Mr. Vij had been the Vice President and General Manager of the Broadband and Consumer Division of Cavium Networks, Inc., a provider of highly integrated semiconductor products from May 2008 to January 2010. Prior to that he held the position of Vice President of Worldwide Marketing, Services and Support for Xilinx Inc., a digital programmable logic device provider, from 2007 to April 2008. From 2001 to 2006, he held the position of Vice President of Worldwide Marketing at Xilinx. From 1997 to 2001, he served as Vice President and General Manager of the General Products Division at Xilinx. Mr. Vij joined Xilinx in 1996 as Director of FPGA Marketing.  Mr. Vij is a member of the board of directors of MIPS Technologies, Inc. He is a graduate of General Electric’s

Edison Engineering Program and Advanced Courses in Engineering. He holds a Masters degree in electrical engineering from Stanford University and a B.S. degree in electrical engineering from San Jose State University.

Mr. Vij’s years of executive and management experience in the high technology industry, including serving as the chief executive officer of another public company, his service on the board of another publicly held company, and his eight years of service as a director of Coherent make him an invaluable member of our Board of Directors.

Director Independence

The Board has determined that, with the exception of Mr. Ambroseo, all of its current members and all of the nominees for director are “independent directors” as that term is defined in the marketplace rules of the Nasdaq Stock Market.

Board Meetings and Committees

The Board held a total of seven (7) meetings during fiscal 2011.  During fiscal 2011, the Board had three standing committees: the Audit Committee; the Compensation and H.R. Committee; and the Governance and Nominating Committee.  From time to time, the Board may create limited ad hoc committees, service on which does not provide additional compensation. In the past, the Board has also established special committees. No director serving during fiscal 2011 attended fewer than 75% of the aggregate of all meetings of the Board and the committees of the Board upon which such director served.  All of the members of each standing committee are “independent” as defined under the applicable rules established by the Nasdaq Stock Market.

Audit Committee

The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, consists of directors James, Rogerson, and Tomlinson.  The Audit Committee held eleven (11) meetings during fiscal 2011.  The Board has determined that directors James, Rogerson and Tomlinson are “audit committee financial experts” as that term is defined in the rules of the SEC.  Among other things, the Audit Committee has the sole authority for appointing and supervising our independent registered public accounting firm and is primarily responsible for approving the services performed by our independent registered public accounting firm and for reviewing and evaluating our accounting principles and our system of internal accounting controls.

Compensation and H.R. Committee

For fiscal 2011, the Compensation and H.R. Committee of the Board consists of directors Krause, Rogerson, Tomlinson and Vij.  In December, 2011, Mr. Flatley replaced Mr. Rogerson on the committee. All of the members of the Compensation and H.R. Committee are “independent” as defined under the marketplace rules of the Nasdaq Stock Market.  The Compensation and H.R. Committee held nine (9) meetings during fiscal 2011.  The Compensation and H.R. Committee, among other things, reviews and approves our executive compensation policies and programs, and makes equity grants to our employees, including officers, pursuant to our stock option plans.  This committee has the sole authority delegated to it by the Board to make equity grants, which must be done at a meeting rather than by written consent. For additional information about the committee’s processes and procedures for the consideration and determination of executive compensation, see “Compensation Discussion and Analysis”.

Governance and Nominating Committee

The Governance and Nominating Committee consists of directors James, Krause and Rogerson.  The Governance and Nominating Committee held five (5) meetings during fiscal 2011.  The Governance and Nominating Committee, among other things, assists the Board by making recommendations to the Board on matters concerning director nominations and elections, board committees and corporate governance and compensation for directors.  For fiscal 2011, the committee retained an independent compensation consultant to advise it on Board compensation.

Copies of the charters for each of our committees may be found on our website at www.coherent.com under “Investor Relations”.

Attendance at Annual Meeting of Stockholders by the members of the Board of Directors

All directors are encouraged, but not required to attend our annual meeting of stockholders.  At our annual meeting held on March 31, 2011, all members of the Board attended in person.

Process for Stockholders to Recommend Candidates for Election to the Board of Directors

The Governance and Nominating Committee will consider nominees properly recommended by stockholders.  A stockholder that desires to recommend a candidate for election to the Board must direct the recommendation in writing to us at our principal offices (Attention: Bret M. DiMarco, Corporate Secretary) and must include the candidate’s name, age, home and business contact information, principal occupation or employment, the number of shares beneficially owned by the nominee, whether any hedging transactions have been entered into by the nominee or on his or her behalf, information regarding any arrangements or understandings between the nominee and the stockholder nominating the nominee or any other persons relating to the nomination, a written statement by the nominee acknowledging that the nominee will owe a fiduciary duty to Coherent if elected, and any other information required to be disclosed about the nominee if proxies were to be solicited to elect the nominee as a director.

For a stockholder recommendation to be considered by the Governance and Nominating Committee as a potential candidate at an annual meeting, nominations must be received on or before the deadline for receipt of stockholder proposals for such meeting.  In the event a stockholder decides to nominate a candidate for director and solicits proxies for such candidate, the stockholder will need to follow the rules set forth by the SEC and in our bylaws.  See “General Information About The Meeting—Deadline for Receipt of Stockholder Proposals.”

The Governance and Nominating Committee’s criteria and process for evaluating and identifying the candidates that it approves as director nominees are as follows:

•                  the Governance and Nominating Committee regularly reviews the current composition and size of the Board;

•                  the Governance and Nominating Committee reviews the qualifications of any candidates who have been properly recommended by a stockholder, as well as those candidates who have been identified by management, individual members of the Board or, if the Governance and Nominating Committee determines, a search firm.  Such review may, in the Governance and Nominating Committee’s discretion, include a review solely of information provided to the Governance and Nominating Committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the committee deems proper;

•                  the Governance and Nominating Committee evaluates the performance of the Board as a whole and evaluates the qualifications of individual members of the Board eligible for re-election at the annual meeting of stockholders;

•                  the Governance and Nominating Committee considers the suitability of each candidate, including the current members of the Board, in light of the current size and composition of the Board.  Except as may be required by rules promulgated by the Nasdaq Stock Market or the SEC, it is the current belief of the Governance and Nominating Committee that there are no specific, minimum qualifications that must be met by any candidate for the Board, nor are there specific qualities or skills that are necessary for one or more of the members of the Board to possess.  In evaluating the qualifications of the candidates, the Governance and Nominating Committee considers many factors, including, issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments and the like. While Coherent does not have a formal policy with regard to the consideration of diversity in identifying director nominees, as noted above, diversity is one of many factors that the committee considers.

The Governance and Nominating Committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors.  The Governance and Nominating Committee considers each individual candidate in the context of the current perceived needs of the Board as a whole.  While the Governance and Nominating Committee has not established specific minimum qualifications for director candidates, the Governance and Nominating Committee believes that candidates and nominees must reflect a Board that is comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have qualifications that will increase the overall effectiveness of the Board, and (iv) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members;

•                  in evaluating and identifying candidates, the Governance and Nominating Committee has the authority to retain and terminate any third party search firm that is used to identify director candidates and has the authority to approve the fees and retention terms of any search firm; and

•                  after such review and consideration, the Governance and Nominating Committee recommends the slate of director nominees to the full Board for its approval.

The Governance and Nominating Committee will endeavor to notify, or cause to be notified, all director candidates, including those recommended by a stockholder, of its decision as to whether to nominate such individual for election to the Board.

Stockholder Communication with the Board of Directors

While the Board believes that management speaks for Coherent, any stockholder may contact any of our directors by writing to them by mail c/o Bret M. DiMarco, Corporate Secretary, at our principal executive offices, the address of which appears on the cover of this proxy statement.

Any stockholder may report to us any complaints regarding accounting, internal accounting controls, or auditing matters.  Any stockholder who wishes to so contact us should send such complaints to the Audit Committee c/o Bret M. DiMarco, Corporate Secretary, at our principal executive offices, the address of which appears on the cover of this proxy statement.

Any stockholder communications that the Board is to receive will first go to our Corporate Secretary, who will log the date of receipt of the communication as well as the identity and contact information of the correspondent in our stockholder communications log.

Our Corporate Secretary will review, summarize and, if appropriate, investigate the complaint under the direction of the appropriate committee of the Board in a timely manner.  In the case of accounting or auditing related matters, a member of the Audit Committee, or the Audit Committee as a whole, will then review the summary of the communication, the results of the investigation, if any, and, if appropriate, the draft response.  The summary and response will be in the form of a memo, which will become part of the stockholder communications log that the Corporate Secretary maintains with respect to all stockholder communications.

Independent Chair and Board Leadership

Our Board leadership structure consists of an independent Chairman, who is elected by the independent directors, and independent committee chairs.  We separate the positions of Chief Executive Officer and Chairman in recognition of the differences between the two roles. The Board believes this structure provides independent Board leadership and engagement. Given that our Chairman is an independent director, the Board does not feel the need for a separate “lead independent director,” as our independent Chairman performs that function.  The Board takes its independence seriously and reinforces this standard with six of its seven members being independent.

The role of the Board and its committees in risk oversight

The Board oversees Coherent’s risk profile and management’s processes for assessing and managing risk, both as a whole Board and through its committees, with our Governance and Nominating Committee delegated the responsibility for assigning oversight responsibilities to each committee and the Board as a whole.  Our senior executive team provides regular updates to the Board and each committee regarding our strategies and objectives and the risks inherent with them.

Each regular meeting of the Board includes a discussion of risks related to the Company’s financial results and operations and each committee schedules risk-related presentations regularly throughout the year.  In addition our directors have access to our management to discuss any matters of interest, including those related to risk.  Those members of management most knowledgeable of the issues attend Board and committee meeting to provide additional insight on the matters being discussed, including risk exposures.  Our Chief Financial Officer and General Counsel both report directly to our Chief Executive Officer, providing him with further visibility to our risk profile.  A Vice President, Finance is the designated officer overseeing our enterprise risk management program and works closely with both our Chief Financial Officer and General Counsel on these matters.

These regular meetings also provide our Board members the opportunity to discuss issues of concern directly with management.  In general the Board and its committees oversee the following risk categories:

•                  The Board oversees generally the Company’s overall enterprise risk management process and specifically with regards to the areas of strategy, mergers and acquisitions, communications and operations;

•                  The Audit Committee generally oversees risks primarily related to financial controls, accounting, tax, treasury, capital legal, regulatory and compliance;

•                  The Compensation and HR Committee generally oversees our compensation programs so that they do not incentivize excessive risk taking as well as overseeing human resources related risks; and

•                  The Governance and Nominating Committee oversees the assignment of risk oversight categories by each particular committee and/or the Board as a whole as well as those risks related to compensation of members of the Board, succession planning for the Board and chief executive officer.

In the fall of 2010, the Compensation and H.R. Committee reviewed the compensation program risk assessment performed by outside legal counsel and management which evaluated the primary design features of the Company’s compensation plans.  In the fall of 2011, management again presented an assessment of the risks associated with the Company’s compensation plans.  The Committee agreed with the conclusion that the risks were within our ability to effectively monitor and manage and that these risks are not reasonably likely to have a material adverse effect on the Company.

Fiscal 2011 Director Compensation

During fiscal 2011, we paid our non-employee directors an annual retainer (depending upon position) and for service on the Board as follows:

Position	Annual Retainer
Board Member	$40,000
Board Chair	$16,000
Audit Committee Chair	$34,000
Compensation and H.R. Comm. Chair	$16,000
Governance & Nominating Comm. Chair	$10,750
Audit Committee member (non-Chair)	$12,500
Compensation and H.R. Committee member (non-Chair)	$8,500
Governance and Nominating Committee member (non-Chair)	$6,500

The chart below summarizes the gross cash amounts earned by non-employee directors for service during fiscal 2011 on the Board and its committees (all amounts in dollars):

Name	Annual Board Service		Audit Committee	Compensation and H.R. Committee	Nominating and Governance Committee	Total
Jay T. Flatley(2)	N/A		N/A	N/A	N/A	N/A
Susan M. James	$40,000		$34,000	—	$6,500	$80,500
L. William Krause	$40,000		—	$8,500	$6,500	$55,000
Garry W. Rogerson	$56,000	(1)	$12,500	$8,500	$10,750	$87,750
Lawrence Tomlinson	$40,000		$12,500	$8,500	—	$61,000
Sandeep Vij	$40,000		—	$16,000	—	$56,000

(1)   Includes Mr. Rogerson’s service as Chairman of the Board.

(2)   Mr. Flatley joined the Board on September 20, 2011 and accordingly did not receive any cash compensation for fiscal 2011.  As noted below, Mr. Flatley received equity grants contemporaneously with his appointment.

The chart below summarizes the amounts earned by non-employee directors for service (including both Board and, where applicable, committee service) during fiscal 2011:

Name	Fees Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(2)	Total ($)
Jay T. Flatley	—	89,480	390,149	479,629
Susan M. James	80,500	203,385	—	283,885
L. William Krause	55,000	203,385	—	258,385
Garry W. Rogerson	87,750	203,385	—	291,135
Lawrence Tomlinson	61,000	203,385	—	264,385
Sandeep Vij	56,000	203,385	—	259,385

(1)   These amounts do not reflect compensation actually received. Rather, these amounts represent the aggregate grant date fair value computed in accordance with FASB ASC 718, for restricted stock units and stock options which were granted in fiscal 2011. The assumptions used to calculate the value of these stock units and stock options are set forth in Note 12. “Employee Stock Option and Benefit Plans” of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended October 1, 2011.

(2)   The directors’ aggregate holdings of RSUs as of October 1, 2011 were as follows:

Name	Shares (1)
Jay T. Flatley	2,000	(2)
Susan M. James	7,500	(3)
L. William Krause	7,500	(4)
Garry W. Rogerson	7,500	(5)
Lawrence Tomlinson	7,500	(5)
Sandeep Vij	7,500	(5)

(1)   The shares underlying the RSUs will vest to the extent an individual is a member of the Board of Directors on such vesting date.

(2)   2,000 shares vest on September 20, 2014

(3)   3,500 shares vest on February 15, 2012 and 2,000 shares vest on each of March 11, 2012 and April 1, 2013

(4)   3,500 shares vest on February 15, 2012 and 2,000 shares vest on each of June 4, 2012 and April 1, 2013

(5)   3,500 shares vest on February 15, 2012 and 2,000 shares vest on each of March 11, 2012 and April 1, 2013

The directors’ aggregate holdings of stock option awards (both vested and unvested) as of October 1, 2011 were as follows:

Name	Shares
Jay T. Flatley	24,000
Susan M. James	18,000
L. William Krause	30,000
Garry W. Rogerson	36,000
Lawrence Tomlinson	18,000
Sandeep Vij	15,000

The following table shows equity grants received by non-employee directors in fiscal 2011:

Name	Restricted Stock Units Granted in Fiscal 2011 (# shares)	Stock Options Granted in Fiscal 2011 (# shares)
Jay T. Flatley	2,000	24,000
Susan M. James	3,500	—
L. William Krause	3,500	—
Garry W. Rogerson	3,500	—
Lawrence Tomlinson	3,500	—
Sandeep Vij	3,500	—

Our stockholders approved the adoption of our 2011 Equity Incentive Plan in March, 2011 (the “2011 Plan”).  Accordingly, future director grants will be under the 2011 Plan.

The Board has adopted resolutions automatically granting under the 2011 Plan each non-employee member of the Board of Directors 3,500 restricted stock units (“RSUs”) upon such member’s reelection to the Board, with vesting on February 15 of the following year.  Effective in December, 2011, the Board determined that upon the initial appointment of a non-employee member to the Board, such new director will receive a grant of 3,500 RSUs, which vest over two years (fifty percent on each anniversary of grant).

For option grants held by a director who retires after at least eight years of service on the Board which are outstanding under the 1998 Director Plan, such grants will fully vest and the director will have the right to exercise his or her option as to both vested and unvested shares as of such date. The option will remain exercisable for the lesser of (i) two (2) years following the date of such director’s retirement or (ii) the expiration of the option’s original term.  This provision was not adopted for option grants under the 2011 Stock Plan.

With the adoption of our 2011 Plan, the 1998 Director Plan has been terminated other than for outstanding historical grants made thereunder.  As of October 1, 2011, 441,000 shares have been issued upon the exercise of options and the vesting of restricted stock units under the 1998 Director Plan.

Option Exercises and Stock Vested at 2011 Fiscal Year-End

The table below sets forth certain information for each non-employee directors regarding the exercise of options and the vesting of stock awards during the year ended October 1, 2011, including the aggregate value realized upon such exercise or vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jay T. Flatley	—	—	—	—
Susan M. James	18,000	630,280	2,000	114,260
L. William Krause	—	—	—	—
Garry W. Rogerson	29,000	395,189	2,000	114,260
Lawrence Tomlinson	6,000	110,449	2,000	114,260
Sandeep Vij	—	—	2,000	114,260

Vote Required

Every stockholder voting for the election of directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder’s shares are entitled.  Alternatively, a stockholder may distribute his or her votes on the same principle among as many candidates as the stockholder thinks fit, provided that votes cannot be cast for more than seven (7) candidates.  However, no stockholder will be entitled to cumulate votes for a candidate unless (i) such candidate’s name has been properly placed in nomination for election at the Annual Meeting prior to the voting and (ii) the stockholder, or any other stockholder, has given notice at the meeting prior to the voting of the intention to cumulate the stockholder’s votes.  If cumulative voting occurs at the meeting and you do not specify how to distribute your votes, your proxy holders (the individuals named on your proxy card) will cumulate votes in such a manner as will ensure the election of as many of the nominees listed above as possible, and the specific nominees to be voted for will be determined by the proxy holders.

If a quorum is present, the seven (7) nominees receiving the highest number of votes will be elected to the Board.  See “Information Concerning Solicitation and Voting—Quorum; Abstentions; Broker Non-Votes.”

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE SEVEN NOMINEES PRESENTED HEREIN.

PROPOSAL TWO—RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Deloitte & Touche LLP, an independent registered public accounting firm, to audit our financial statements for the fiscal year ending September 30, 2012, and recommends that stockholders vote for ratification of such appointment.  Deloitte & Touche LLP has audited our financial statements since the fiscal year ended September 25, 1976.  Although ratification by stockholders is not required by law, the Audit Committee has determined that it is desirable to request ratification of this selection by the stockholders as a matter of good corporate practice.  Notwithstanding its selection, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of Coherent and its stockholders.  If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee may reconsider its selection.  The Audit Committee selected Deloitte & Touche LLP to audit our financial statements for the fiscal year ended October 1, 2011, which was ratified by our stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at the meeting and will be afforded the opportunity to make a statement if they desire to do so.  The representatives of Deloitte & Touche LLP are also expected to be available to respond to appropriate questions.

Principal Accounting Fees and Services

The following table sets forth fees for services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) during fiscal years 2011 and 2010:

	2011	2010
Audit fees(1)	$1,588,000	$1,440,000
Audit-related fees(2)	77,000	—
Tax fees	—	—
All other fees(3)	2,000	2,000
Total	$1,667,000	$1,442,000

(1)           Represents fees for professional services provided in connection with the integrated audit of our annual financial statements and internal control over financial reporting and review of our quarterly financial statements, advice on accounting matters that arose during the audit and audit services provided in connection with other statutory or regulatory filings.

(2)           Represents due diligence support associated with acquisition activities in fiscal 2011. Note that this amount was inadvertently included under “Audit Fees” in the accompanying Form 10-K.

(3)           Represents the annual subscription for access to the Deloitte Accounting Research Tool, which is a searchable on-line accounting database ($2,000) in both fiscal years.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee has determined that the provision of non-audit services by Deloitte is compatible with maintaining Deloitte’s independence. In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by Deloitte. In other cases, the Chairman of the Audit Committee has the delegated authority from the Committee to pre-approve certain additional services, and such pre-approvals are communicated to the full Committee at its next meeting. During fiscal years 2011 and 2010, 100% of the services were pre-approved by the Audit Committee in accordance with this policy.

Vote Required

The affirmative vote of a majority of the votes cast will be required to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 29, 2012.

THE AUDIT COMMITTEE AND THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 29, 2012.

PROPOSAL THREE—APPROVAL OF OUR AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

We are asking stockholders to approve our amended and restated Employee Stock Purchase Plan (the “Purchase Plan”).  The Purchase Plan was initially adopted in 1980 and has been amended in 1983, 1989, 1993, 1999 and 2009 to increase the number of shares reserved for issuance thereunder (the “Existing Plan”).  Following the unanimous recommendation of its Compensation and H.R. Committee, the Board has determined that it is in the best interests of the Company and its stockholders to amend and restate the Purchase Plan: (i) to authorize additional shares of our common stock for purchase under the Purchase Plan and (ii) to make certain administrative changes.  The Board has authorized an increase to the number of shares reserved for issuance thereunder by an additional 1,000,000 shares to an aggregate of 7,925,000 shares of our common stock reserved for purchase under the Purchase Plan, subject to stockholder approval.

As of December 31, 2011, 161,374 shares remained available for issuance under the Existing Plan.  The Board expects that with the 1,000,000 share increase, the number of shares reserved for issuance under the Purchase Plan will be sufficient to operate the plan between three to five years without having to request additional shares.  The Board will periodically review actual share consumption under the Purchase Plan and may make an additional request for shares under the Purchase Plan earlier or later than this period as needed.  If the stockholders approve the Purchase Plan, it will replace the current version of the Existing Plan.  If stockholders do not approve the amended and restated Purchase Plan, we will continue to use the current version of the Existing Plan.

Description of the Employee Stock Purchase Plan

The following is a summary of the principal features of the Purchase Plan and its operation.  The summary is qualified in its entirety by reference to the Purchase Plan as set forth in Appendix A.

General

The Purchase Plan was adopted by the Compensation and H.R. Committee of the Board in December 2011, subject to stockholder approval at the Annual Meeting.  The purpose of the Purchase Plan is to provide employees of the Company and its subsidiaries with an opportunity to purchase shares of our common stock through payroll deductions.

Administration

The Board or a committee appointed by the Board (in either case, the “Administrator”) administers the Purchase Plan.  The administration, interpretation or application of the Purchase Plan by the Administrator will be final, conclusive and binding upon all participants.  The Administrator may adopt special rules and procedures regarding operation of the Purchase Plan in jurisdictions outside of the United States including, without limitation, to conform to the particular laws and practices of such countries.  Members of Board or its committee who are employees may participate in the Purchase Plan.

Eligibility

Each of our employees or the employees of our subsidiaries who is customarily employed with us or one of our subsidiaries for at least twenty hours per week is eligible to participate in the Purchase Plan; except that no employee will be granted an option under the Purchase Plan to the extent that (i) immediately after the grant, such employee would own 5% or more of the total combined voting power or value of the Company, (ii) his or her rights to purchase stock under all of our employee stock purchase plans accrues at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year, or (iii) the employee is an employee of a subsidiary that we have designated as not participating in the Purchase Plan.  We currently intend to designate only our China subsidiary as a subsidiary whose employees do not participate in the Purchase Plan.  Approximately 2,150 employees are eligible to participate in the Purchase Plan.  Non-employee directors are not eligible to participate in the Purchase Plan.

Offering Period

The Purchase Plan is implemented through offering periods — currently two offering periods during each fiscal year, each of six months duration, commencing on or about May 1 and November 1 of each year.  To participate in the Purchase Plan, an eligible employee must complete a subscription agreement provided by the Company authorizing payroll deductions and submit such subscription agreement prior to the applicable offering date.  Unless otherwise determined by the Company, payroll deductions may not exceed 10% of a participant’s base pay which he or she received on a given payday nor be less than a $10 deduction per payday.  At the beginning of each offering period, each participant automatically is granted an option to purchase shares of our common stock through such participant’s accumulated payroll deductions.  Unless a participant withdraws from the Purchase Plan, the option will be automatically exercised at the end of the offering period, and the maximum number of full shares will be purchased at the applicable amount of the accumulated payroll deductions in his or her account.

Purchase Price

Shares of our common stock may be purchased under the Purchase Plan at a purchase price equal to 85% of the lesser of the fair market value of our common stock on (i) the first day of the offering period, or (ii) the last day of the offering period.  The fair market value of our Common Stock on any relevant date will be determined by the Board in good faith.

Payroll Deductions

The purchase price of the shares is accumulated by payroll deductions throughout each offering period.  The payroll deductions made by a participant will be credited to his or her account under the Purchase Plan.  A participant may not make any additional payments into such account.  The maximum number of full shares of our common stock that a participant may purchase in each offering period will be determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during that offering period by the purchase price provided that in no event may a participant purchase during one offering period more than 10,000 shares.

A participant may lower but not increase the rate of his or her payroll deductions during an offering period by filing a new subscription agreement.  Unless otherwise determined by the Company, the change in rate will be effective within 15 days following the Company’s receipt of the new authorization.

Withdrawal

During the offering period, a participant may discontinue all, but not less than all, of the payroll deductions credited to his or her account at any time prior to the end of an applicable offering period by giving notice to the Company.  All the participant’s payroll deductions credited to his or her account will be paid promptly after receipt of a withdrawal notice and the option will terminated, and no further payroll deductions will be made during the applicable offering period.

In the event an employee fails to remain employed by the Company or any subsidiary customarily for at least 20 hours per week during a given offering period, he or she will be deemed to have elected to withdraw from the Purchase Plan and the payroll deductions credited to his or her account will be returned and the option terminated.

Termination of Employment

Upon termination of a participant’s employment prior to the end of an offering period for any reason, including retirement or death, he or she will be deemed to have elected to withdraw from the Purchase Plan and the payroll deductions credited to the participant’s account will be returned to him or her and such participant’s option will automatically be terminated.

Nontransferability

Participants may not assign their rights under the Purchase Plan to any other person other than by will or the laws of descent and distribution.

Changes in Capitalization and Transactions

The Purchase Plan provides for adjustment of the number of shares which may be issued under the Purchase Plan as well as the purchase price per share and the number of shares covered by each option to purchase for changes in shares without receipt of consideration by the Company such as resulting from a stock dividend, stock split, recapitalization, reorganization, merger, consolidation or other similar corporate transaction or event affecting our common stock.

In the event of any corporate transaction, the Board may make such adjustment it deems appropriate to prevent dilution or enlargement of rights in the number, class of or price of shares available for purchase under the Purchase Plan and such other adjustments it deems appropriate.  In the event of any corporate transaction, the Board may elect to have the options under the Purchase Plan assumed or such options substituted by a successor entity, to terminate all outstanding options either prior to their expiration or upon completion of the purchase of shares on the next purchase date, or to take such other action deemed appropriate by the Board.

Amendment and Termination of the Plan

The Board may at any time terminate or amend the Purchase Plan, provided that certain amendments such as increasing the number of shares that may be issued under the Purchase Plan require stockholder approval.  No such termination can affect options to purchase previously granted, nor may any amendment make any change in any option previously granted which adversely affects the rights of any participant.

Participation in Plan Benefits

Participation in the Purchase Plan is voluntary and is dependent on each eligible employee’s election to participate and his or her determination as to the level of payroll deductions and the eventual purchase price under the Purchase Plan.  Accordingly, future purchases under the Purchase Plan are not determinable.  Non-employee directors are not eligible to participate in the Purchase Plan.  No purchases have been made under the amended and restated Purchase Plan since its adoption by the Board in December 2011.  As of January 9, 2012, the closing price of a share of our common stock was $52.47.

Certain Federal Income Tax Information

The following brief summary of the effect of federal income taxation upon the participant and us with respect to the shares purchased under the Purchase Plan does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.

The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code of 1986, as amended.  Under these provisions, no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed of.  Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period.  If the shares are sold or otherwise disposed of more than two years from the first day of the applicable offering period and one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price and (b) an amount equal to 15% of the fair market value of the shares as of the first day of the applicable offering period.  Any additional gain will be treated as long-term capital gain.  If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price.  Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase.  The Company generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND US UNDER THE PURCHASE PLAN.  IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Vote Required; Recommendation of Board of Directors

If a quorum is present, the affirmative vote of a majority of the votes cast will be required to approve the amendment and restatement of the Purchase Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ADOPTION OF OUR AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL FOUR—ADVISORY VOTE ON EXECUTIVE COMPENSATION

At our Annual Meeting in March, 2011, a plurality of our stockholders indicated that they would like to have an annual advisory vote on executive compensation.  Accordingly, our Board of Directors proposes that stockholders provide advisory (non-binding) approval of the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Fiscal 2011 Summary Compensation Table and related tables and disclosure.

As described in our Compensation Discussion and Analysis, we have adopted an executive compensation philosophy designed to provide alignment between executive pay and performance and to focus executives on making decisions that enhance our stockholder value in both the short and long term. Executives are compensated in a manner consistent with Coherent’s strategy, competitive practices, stockholder interest alignment, and evolving compensation governance standards. The committee positions the midpoint of our target compensation ranges near the 50th percentile of our peers, with actual compensation falling above or below depending upon the Company’s financial performance.

Vote Required

Under our bylaws the affirmative vote of the holders of a majority of the votes cast is required to approve the compensation of our named executive officers disclosed in this proxy statement. The vote is an advisory vote, and therefore not binding. Our Board of Directors values the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation and H.R. Committee will evaluate whether any actions are necessary to address those concerns.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF OUR NAMED EXECUTIVE OFFICER COMPENSATION DISCLOSED IN THIS PROXY STATEMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of December 31, 2011, certain information with respect to the beneficial ownership of common stock by (i) any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act known by us to be the beneficial owner of more than 5% of our voting securities, (ii) each director and each nominee for director, (iii) each of the executive officers named in the Summary Compensation Table appearing herein, and (iv) all executive officers and directors as a group, based on information available to the Company as of filing this proxy statement. We do not know of any arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change of control. Unless otherwise indicated, the address of each stockholder in the table below is c/o Coherent, Inc., 5100 Patrick Henry Drive, Santa Clara, California 95054.

Name and Address	Number of Shares	Percent of Total (1)
Eagle Asset Management, Inc.(2) 880 Carillon Parkway St. Petersburg, FL 33716	1,753,471	7.45%
Dimensional Fund Advisors(2) 1299 Ocean Ave., 11th Floor Santa Monica, CA 90401	1,583,201	6.73%
Royce & Associates LLC(2) 745 Fifth Ave. New York, NY 10151	1,371,150	5.91%
Wells Fargo & Co/MN(2) 420 Montgomery St. San Francisco, CA 94163	1,275,309	5.42%
Lord Abbett & Co. LLC(2) 90 Hudson St. Jersey City, NJ 07302	1,298,772	5.52%
Vanguard Group Inc.(2) P.O. Box 2600 Valley Forge, PA 19482	1,202,234	5.11%
Black Rock Fund Advisors(2) 400 Howard St. San Francisco, CA 94105	1,189,284	5.05%
John R. Ambroseo(3)	314,867	1.33%
Helene Simonet(4)	51,803	*
Paul Sechrist(5)	52,737	*
Bret M. DiMarco(6)	28,216	*
Mark S. Sobey(7)	15,500	*
Jay T. Flatley(8)	—	*
Susan M. James(9)	20,500	*
L. William Krause(10)	22,500	*
Garry W. Rogerson(11)	41,500	*
Lawrence Tomlinson(12)	21,700	*
Sandeep Vij(13)	21,100	*
All directors and executive officers as a group (11 persons)(14)	590,423	2.47%

*	Represents less than 1%.
(1)

Based upon 23,528,684 shares of Coherent common stock outstanding as of December 31, 2011. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, each share of Coherent common stock subject to options held by that person that are currently exercisable or will be exercisable within 60 days of December 31, 2011 and all shares of restricted stock which are vested on December 31, 2011, are deemed outstanding. For Ms. Simonet and Messrs. Ambroseo, Sobey, Sechrist, and DiMarco, no shares of performance-based restricted stock or restricted stock units are included. In addition, such shares, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Based on the institutional holding report provided by NASDAQ, which reflects the most recent Schedule 13F, 13D or Schedule 13G (or amendments thereto) filed by such person with the SEC.
(3)	Includes 197,053 shares issuable upon exercise of options held by Mr. Ambroseo which were exercisable or would become exercisable or vested, as the case may be, within 60 days of December 31, 2011.
(4)	Includes 18,317 shares issuable upon exercise of options held by Ms. Simonet which were exercisable or would become exercisable or vested, as the case may be, within 60 days of December 31, 2011.
(5)	Includes 38,500 shares issuable upon exercise of options held by Mr. Sechrist which were exercisable or would become exercisable or vested, as the case may be, within 60 days of December 31, 2011.
(6)	Includes 14,084 shares issuable upon exercise of options held by Mr. DiMarco which were exercisable or would become exercisable or vested, as the case may be, within 60 days of December 31, 2011.
(7)	Includes 15,500 shares issuable upon exercise of options held by Mr. Sobey which were exercisable or would become exercisable or vested, as the case may be, within 60 days of December 31, 2011.
(8)	Mr. Flatley was elected to the Board of Directors in September 2011 and, accordingly, has no options which were exercisable or would become exercisable within 60 days of December 31, 2011.
(9)

Includes 15,000 shares issuable upon exercise of options and 3,500 shares issuable upon vesting of RSUs held by Ms. James which were exercisable or would become exercisable within 60 days of December 31, 2011.

(10)

Includes 19,000 shares issuable upon exercise of options and 3,500 shares issuable upon vesting of RSUs held by Mr. Krause which were exercisable or would become exercisable within 60 days of December 31, 2011.

(11)

Includes 33,000 shares issuable upon exercise of options and 3,500 shares issuable upon vesting of RSUs held by Mr. Rogerson which were exercisable or would become exercisable within 60 days of December 31, 2011.

(12)

Includes 15,000 shares issuable upon exercise of options and 3,500 shares issuable upon vesting of RSUs held by Mr. Tomlinson which were exercisable or would become exercisable within 60 days of December 31, 2011.

(13)

Includes 12,000 shares issuable upon exercise of options and 3,500 shares issuable upon vesting of RSUs held by Mr. Vij which were exercisable or would become exercisable within 60 days of December 31, 2011.

(14)

Includes an aggregate of 377,454 options and 17,500 shares issuable upon vesting of RSU’s which were exercisable or would become exercisable or vested, as the case may be, within 60 days of December 31, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish us with copies of all forms that they file pursuant to Section 16(a). Based solely on our review of the copies of such forms received by us, and on written representations from certain reporting persons that no other reports were required for such persons, we believe that, during fiscal 2011, our officers, directors and, to our knowledge, greater than ten percent stockholders complied with all applicable Section 16(a) filing requirements.

OUR EXECUTIVE OFFICERS

The name, age, position and a brief account of the business experience of our chief executive officer and each of our other executive officers as of December 31, 2011 are set forth below:

Name	Age	Office Held
John R. Ambroseo	50	President and Chief Executive Officer
Helene Simonet	59	Executive Vice President and Chief Financial Officer
Mark Sobey	51	Executive Vice President and General Manager, Specialty Laser Systems
Paul Sechrist	52	Executive Vice President Worldwide Sales, Service and Marketing
Bret M. DiMarco	43	Executive Vice President, General Counsel and Corporate Secretary

Please see “Directors” above for Mr. Ambroseo’s biographical information.

Helene Simonet.  Ms. Simonet has served as our Executive Vice President and Chief Financial Officer since April 2002. Ms. Simonet served as Vice President of Finance of our former Medical Group and Vice President of Finance, Photonics Division from December 1999 to April 2002. Prior to joining Coherent, she spent over twenty years in senior finance positions at Raychem Corporation’s Division and Corporate organizations, including Vice President of Finance of the Raynet Corporation. Ms. Simonet has both Master’s and Bachelor degrees from the University of Leuven, Belgium.

Mark Sobey.  Mr. Sobey has served as our Executive Vice President and General Manager of Specialty Laser Systems (SLS) since April 2010. Mr. Sobey  served as Senior Vice President and General Manager for the SLS Business Group, which primarily serves the Microelectronics and Research markets, since joining Coherent in July 2007. Prior to Coherent, Mr. Sobey has spent over 20 years in the Laser and Fiber Optics Telecommunications industries, including roles as Senior Vice President Product Management at Cymer from January 2006 through June 2007 and previously as Senior Vice President Global Sales at JDS Uniphase through October 2005. He received his PhD in Engineering and BSc in Physics, both from the University of Strathclyde in Scotland.

Paul Sechrist. Mr. Sechrist has served as our Executive Vice President, Worldwide Sales and Service in March 2011. He has over 28 years of experience with Coherent, including Senior Vice President and General Manager of Commercial Lasers and Components Business Group from October 2008 to March 2011, Vice President and General Manager of Specialty Laser Systems Business Group, Santa Clara from March 2008 to October 2008, and Vice President for Components from April 2005 to October 2008. Prior to this, Mr. Sechrist also held roles in Sales Management, Sales, Applications and Manufacturing. Mr. Sechrist received an AA degree from San Jose City College, with Physics studies at California State University, Hayward.

Bret M. DiMarco.  Mr. DiMarco has served as our Executive Vice President and General Counsel since June 2006 and our Corporate Secretary since February 2007. From February 2003 until May 2006, Mr. DiMarco was a member and from October 1995 until January 2003 was an associate at Wilson Sonsini Goodrich & Rosati, P.C., a law firm. Mr. DiMarco received a Bachelor degree from the University of California at Irvine and a Juris Doctorate degree from the Law Center at the University of Southern California. He is also an adjunct professor of law at the University of California Hastings College of the Law, teaching corporate law and mergers and acquisitions.

Compensation Discussion and Analysis

Introduction

In this section, we describe the material components of our executive compensation program for our “Named Executive Officers” or “NEOs”:

•                  John R. Ambroseo, our president and chief executive officer;

•                  Helene Simonet, our executive vice president and chief financial officer;

•                  Mark S. Sobey, our executive vice president and general manager, specialty laser systems;

•                  Paul Sechrist, our executive vice president, worldwide sales and service; and

•                  Bret M. DiMarco, our executive vice president, general counsel and corporate secretary.

We also provide an overview of our executive compensation philosophy, principal compensation policies and practices by which the Compensation and H.R. Committee arrives at its decisions regarding NEO compensation.

Stockholder Feedback

The Compensation and HR Committee carefully considers feedback from our stockholders regarding our executive compensation program, including the results of our stockholders’ annual advisory vote on executive compensation.  Stockholders are invited to express their views to the committee as described in this proxy under the heading “Stockholder Communication with the Board of Directors.”  We strongly urge our stockholders to read this Compensation Discussion and Analysis in conjunction with the advisory vote under Proposal Four.

Executive Summary

Our Business

Founded in 1966, we have become a world leader in providing photonics based solutions to the commercial and scientific research markets with global offices.  Our common stock is listed on the NASDAQ market and is part of the Russell 2000.  For more information about our business, please read “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 30, 2011.

Selected Business Highlights

Fiscal 2011 saw Coherent continue to deliver multiple financial performance records, including annual revenue, pro forma EBITDA percentage and pro forma earnings per share.  This growth allowed us to invest in the development of new technologies and to prudently return money to our stockholders through our stock repurchase programs, as seen in the following charts:

Our revenue grew 33% from fiscal 2010 to fiscal 2011 (in millions):

Our pro forma EBITDA% increased from 17% to 19.5% from fiscal 2010 to fiscal 2011:

*Pro forma EBITDA% is defined as operating income adjusted for depreciation, amortization, stock compensation expenses, major restructuring costs and certain other non-operating income and expense items.  EBITDA % itself is not a GAAP measurement and, accordingly, no reconciliation table is provided.

Our non-GAAP earnings per share grew 80% from fiscal 2010 to fiscal 2011:

*Non-GAAP earnings per share is defined as earnings per share excluding certain recurring and non-recurring items.

For a reconciliation table to earnings per share on a GAAP basis, please refer to the “Reconciliation Table” at the end of the proxy statement.

Compensation Overview

Compensation Philosophy.  Our approach to compensating our executives is to tie total compensation to long-term stockholder value by our results of operations and our stock price.  This approach provides strong alignment between executive pay and performance and focuses executives on making decisions that enhance our stockholder value in both the short and long-term.  We design our executive compensation program to achieve the following goals:

•                  Pay for Performance, with both short and long-term measurements—A significant portion of the annual compensation of our executives is designed to vary with annual business performance and a comparative achievement to stockholder return by a comparison to the Russell 2000 Index.

•                  Tie compensation to performance of the core business—Our fiscal 2011 annual cash bonus plan was based upon Coherent’s achievement of certain threshold amounts of adjusted EBITDA dollars (coupled with a revenue achievement threshold), which the committee felt was the most effective metric for tying management’s compensation directly to Coherent’s core operating results.

•                  Retain and Hire Talented Executives—Executives should have base salaries and employee benefits that are market competitive and the committee positions the midpoint of our target compensation ranges near the 50th percentile of our peer group (as noted below), with actual compensation falling above or below depending upon Coherent’s financial performance.

•                  Align compensation with stockholder interests—While our stockholders clearly benefit by continued strong operating performance, the committee also believes that having a significant portion of compensation tied to equity with both time and performance based vesting requirements directly aligns management to stockholder returns.  For the grants made in fiscal 2011, the performance-based RSUs vest over three years dependent upon the performance of Coherent’s common stock price measured against the Russell 2000 Index.  For each 1% Coherent’s common stock exceeds the performance of the Russell 2000 Index, the grant recipient will get a 2% increase in value (up to a maximum cap), and for each 1% below the Russell 2000 Index’s performance, a 2% decrease in value.  The maximum achievable amounts under the performance-based RSUs make up the largest potential portion of the equity grants made to our officers.

Elements of Executive Compensation.  During fiscal 2011, the compensation of our NEOs primarily consisted of (A) base salary, (B) an annual cash incentive award opportunity, and (C) long-term equity incentive awards divided between time-based restricted stock grants (“RSUs”) and performance-based RSUs.  For fiscal 2011, on average, approximately 75% of our NEO’s target compensation and approximately 82% of our CEO’s target compensation was delivered in the form of variable annual cash incentives and long-term equity incentives.

The pay mix for our chief executive officer during fiscal 2011 at target, maximum and actual can be illustrated as follows (*):

Note: The annual cash incentive amounts represent target awards based on base salary and target bonuses in effect during Fiscal Year 2011.  The Long Term Incentives included both time-based and performance-based RSU grants using the grant date face value and an assumption of 100% vesting in the case of “at target” grants and 200% vesting in the case of “maximum achievable” grants.  These charts do not include other benefits, such as perquisites.

Compensation Governance.  “Pay for performance” has been and remains at the core of Coherent’s executive compensation.  This is accomplished primarily by having a majority of the NEOs’ potential compensation being “at risk” through a combination of a fiscal year variable cash bonus program tied to achievement of operating metrics and performance metrics in equity grants.  In addition to this core philosophy, the committee monitors and considers evolving governance approaches and standards in executive compensation.  As more fully discussed below, recent examples of how this philosophy is applied and changes made pursuant to compensation best practices, include:

•                  The elimination of the chief executive officer’s 280G “tax gross-up” provision in our change of control severance plan in fiscal 2011;

•                  The elimination and phasing-out of all perquisites and Company deferred compensation contributions for executive officers beginning in calendar 2011;

•                  Named executive officers did not receive salary increases for fiscal 2009, 2010 or 2012;

•                  Other than for new promotions, the committee maintained the same target bonus percentage for each NEO in fiscal 2010, 2011 and 2012;

•                  In fiscal 2009, the Company adopted a claw-back policy for our chief executive officer and chief financial officer in certain circumstances;

•                  Our change-of-control plan provides for payment only in “double-trigger” circumstances—namely a change-of-control coupled with a termination of employment; and

•            Aside from our change-of-control plan, our executive officers do not have employment or severance contracts.

Our stockholders recognized our corporate governance and executive compensation structure by overwhelmingly approving our first “say on pay” advisory vote last year: voting 19,684,002 shares (92%) in favor compared to only 591,602 shares (3%) against with 1,204,275 shares (5%) abstaining.

Role of Management

The Compensation and H.R. Committee regularly meets with Mr. Ambroseo, our chief executive officer, to obtain recommendations with respect to the compensation programs, practices and packages for our Named Executive Officers other than Mr. Ambroseo.  Additionally, Ms. Simonet, our executive vice president and chief financial officer, Mr. DiMarco, our executive vice president and general counsel and members of our human resources department are regularly invited to meetings of the committee or otherwise asked to assist the committee.

The assistance of these individuals include providing financial information and analysis for the committee and its compensation consultant, taking minutes of the meeting or providing legal advice, developing compensation proposals for consideration, and providing insights regarding our employees (executive and otherwise) and the business context for the committee’s decisions.  Named Executive Officers will attend portions of committee meetings when requested, but leave the meetings when matters potentially affecting them are discussed.

The committee makes decisions regarding Mr. Ambroseo’s compensation without him present.

Role of the Committee’s Compensation Consultant

In fiscal 2011, the Compensation and H.R. Committee engaged Compensia as its independent compensation consultants to:

•                  Review and analyze our executive compensation program; and

•                  Provide market data and ranges for fiscal 2011 compensation.

Additionally, in fiscal 2011, Compensia was retained by the Board of Directors and the Governance and Nominating Committees to review, analyze and make recommendations regarding compensation for service on the Board of Directors and its committees.  The independent compensation consultant serves at the discretion of the committee and is not permitted to do other work for Coherent unless expressly authorized by the committee.  Since their retention, Compensia has not performed any work for Coherent other than its work with the committee or for the Board.  The committee is focused on maintaining the independence of its compensation consultant and, accordingly, does not anticipate having its consultant perform any other work for the Company in addition to its direct work for the committee or the Board.

We also participate in and maintain a subscription to the Radford Global Technology Survey.  This survey provides benchmark data and compensation practices reports to assist us with regards to employee compensation generally.  Such data includes executive compensation data which is presented to the committee at its request.

Pay Positioning Strategy and Benchmarking of Compensation

We have striven to position the midpoint of our target compensation ranges near the 50th percentile of our peers, resulting in targeted total compensation that is competitive within our labor market for performance that meets the objectives established by the committee.  A Named Executive Officer’s actual salary, cash incentive compensation opportunity and equity compensation may fall below or above the target position based on the individual’s experience, seniority, skills, knowledge, performance and contributions.  These factors are weighed individually by the committee in its judgment, and no one factor takes precedence over others nor is any formula used in making these decisions.

The chief executive officer’s review of the performance of the other Named Executive Officers is considered by the committee in making individual pay decisions.  With respect to the chief executive officer, the committee additionally considered the performance of Coherent as a whole and the views of the Board of Directors regarding the chief executive officer’s performance.  Actual realized pay is higher or lower than the targeted amounts for each individual based primarily on the Company’s performance.

In analyzing our executive compensation program relative to this target market positioning, the committee reviews information provided by its independent compensation consultant, which includes an analysis of data from peer companies’ proxy filings with respect to similarly situated individuals at the peer companies and from compensation survey sources, including a broad cross-section of technology companies of similar size to Coherent from the Radford Global Technology Survey.

For pay decisions made in fiscal 2011, the committee made no changes to the group of peer companies from fiscal 2010.  The peer group for fiscal 2011 comprised the following companies:

Altera Corp.	Infinera Corp.	Opnext, Inc.
Cymer Inc.	Integrated Device Tech.	Plantronics Inc.
FEI Company	JDS Uniphase	PMC-Sierra, Inc.
Finisar Corp	Linear Technology	Trimble Navigation Limited
FLIR Systems, Inc.	Newport Corporation	Varian Semiconductor
Veeco Instruments

Several factors are considered in selecting the peer group, the most important of which are:

•                  Industry (primarily companies in the Electronic Equipment and Semiconductor sub-industry classifications defined by the Global Industry Classification Standard (GICS) system);

•                  Revenue level (as a proxy for complexity) (primarily companies with between $300 million and $1.5 billion in revenues);

•                  Geographic location (U.S. technology markets); and

•                  Emphasizing companies with a significant R&D component, a focus on manufacturing and seeking a balance among types of equipment manufacturers.

The committee annually reviews the composition of the peer group to ensure it is the most relevant set of companies to use for comparison purposes.

Components of Our Executive Compensation Program

The principal components of our executive officer compensation and employment arrangements during fiscal 2011 included:

•                  Base salary;

•                  Variable cash incentive payments;

•                  Equity awards; and

•                  Other benefits.

These components were selected because the committee believes that a combination of salary, incentive pay and benefits is necessary to help us attract and retain the executive talent on which Coherent’s success depends.

Base Salary

Base salary is the foundation to providing an appropriate total direct compensation package.  We use base salary to fairly and competitively compensate our executives for the jobs we ask them to perform.  This is the most stable component of our executive compensation program, as this amount is not at risk.  The committee reviewed information provided by Compensia with respect to similarly situated individuals at the peer companies to assist it in determining the base salary for each Named Executive Officer, depending upon the particular executive’s experience and historical performance.

Effective beginning with the second quarter of fiscal 2011, based on data provided by Compensia, the committee increased the base salaries of Messrs. Ambroseo and Sobey as a market adjustment to bring them in line with peer data for their positions and each of Ms. Simonet and Messrs. Ambroseo, DiMarco and Sobey received a one-time salary increase of $35,000 to help offset the phased-out elimination of Coherent’s historical perquisites.  Mr. Sechrist did not receive any salary adjustment with regards to the elimination of his historical perquisites.  These increases brought certain of the Named Executive Officers above the 50th percentile in the short-term, which the committee determined was consistent with strong financial performance by the Company in fiscal 2010 and the fact that peer salary market data did not reflect perquisite values.

The following table summarizes the base salary adjustments in fiscal 2011:

Named Executive Officer	Base Salary for Fiscal 2010	Salary Increase effective Second Quarter Fiscal 2011	Base Salary effective Second Quarter Fiscal 2011
John Ambroseo	$580,000	$45,000	$625,000
Helene Simonet	$370,000	$35,000	$405,000
Mark Sobey(1)	$300,000	$60,000	$360,000
Paul Sechrist(2)	$295,000	$30,000	$325,000
Bret DiMarco	$300,000	$35,000	$335,000

(1)          Reflects the base salary and promotion increase upon Mr. Sobey’s appointment as an executive officer beginning the third fiscal quarter of fiscal 2010.

(2)          Mr. Sechrist received a salary increase when he was promoted to Executive Vice President, Sales & Service in March, 2011.

Variable Cash Incentive Compensation

A substantial portion of each individual’s potential short-term compensation is in the form of variable incentive pay tied to committee-established goals.  In fiscal 2011, Coherent maintained one incentive cash program under which executive officers were eligible to receive bonuses, the 2011 Variable Compensation Plan (“2011 VCP”).

2011 VCP

The 2011 VCP was designed as an “at risk” bonus compensation program to promote a focus on the growth and profitability of Coherent.  It provided incentive compensation opportunity in line with targeted market rates to our Named Executive Officers.  Under the 2011 VCP, participants were eligible to receive bi-annual bonuses (with measurement periods for the first half and the second half of the 2011 fiscal year).  In setting the performance goals, the committee assessed the anticipated difficulty and importance to the success of Coherent of achieving the performance goals.

The actual awards (if any) payable for each semi-annual period varied depending on the extent to which actual performance met, exceeded or fell short of the goals approved by the committee.  The 2011 VCP goals were tied to Coherent achieving varying levels of adjusted EBITDA dollars (“adjusted EBITDA $”), with a requirement of achieving two thresholds for each payment period: (1) at least 80% of the Board-approved budgeted revenue and (2) a minimum of a certain adjusted EBITDA$, without giving effect to any 2011 VCP payments.  Adjusted EBITDA was defined as earnings before interest, taxes, depreciation, amortization and certain other non-operating income and expense items and other items, such as the fiscal impact of stock option expensing under Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC 718, stock option-related litigation costs and settlement related thereto, 2011 VCP earned, impairment or restructuring charges, and the impact of acquisitions.

The Committee considered the macroeconomic conditions and peer data when considering the 2011 VCP and, accordingly, provided for a lower threshold in the first half of the year then the second, with a range of participation between zero to 300% of the target bonus opportunity in both periods.  In order to incentivize management to drive improvement in adjusted EBITDA over the course of the year, the Committee approved a meaningful step up during the second half of the year.  Given the difficult economic conditions and the record performance required by the Board-approved budget, the Committee determined that the payout would be 150% of target bonus opportunity for target achievement.

Fiscal 2011 Variable Compensation Plan Scale for Named Executive Officers

Adjusted EBITDA$ Achievement for First Half
FY2011 was $90.1M, with a corresponding payout of
approximately 273.4% of target

First Half FY 2011 VCP Scale

Adjusted EBITDA $ (in millions)	Payout
$55.2 (threshold)	0%
$59.8	50%
$64.4	100%
$68.9	150%
$77.5	200%
$86.1	250%
$94.7 (and above)	300%
Revenue Threshold $269.6 million

Adjusted EBITDA$ Achievement for Second Half
FY2011 was $93.3M, with a payout of
approximately 247.8% of target

Second Half FY 2011 VCP Scale

Adjusted EBITDA $ (in millions)	Payout
$61.2 (threshold)	0%
$66.3	50%
$71.4	100%
$76.5	150%
$85.1	200%
$93.7	250%
$102.3 (and above)	300%
Revenue Threshold $277.1 million

The tables below describes for each Named Executive Officer under the 2011 Variable Compensation Plan (i) the target percentage of base salary, (ii) the potential award range as a percentage of base salary, and (iii) the actual award earned for the measurement period in fiscal 2011.

First Half of Fiscal Year 2011

Named Executive Officer	Target Percentage of Salary*	Payout Percentage Range of Salary	Actual Award($) (1)	Actual Award Percentage of Salary(2)
John Ambroseo	100%	0 - 300%	854,401	273.4%
Helene Simonet	70%	0 - 210%	387,561	191.4%
Mark Sobey	60%	0 - 180%	295,277	164.0%
Paul Sechrist	50%	0 - 150%	222,138	136.7%
Bret DiMarco	50%	0 - 150%	228,976	136.7%

Second Half of Fiscal Year 2011

Named Executive Officer	Target Percentage of Salary*	Payout Percentage Range of Salary	Actual Award($) (1)	Actual Award Percentage of Salary(2)
John Ambroseo	100%	0 - 300%	774,274	247.8%
Helene Simonet	70%	0 - 210%	351,215	173.4%
Mark Sobey	60%	0 - 180%	267,586	148.7%
Paul Sechrist	50%	0 - 150%	201,305	123.9%
Bret DiMarco	50%	0 - 150%	207,502	123.9%

*                 Salary amounts used in the table include any applicable increases to base salary during the year per individual.

(1)          Reflects amounts earned during the applicable half of fiscal 2011.

(2)          This reflects the aggregate bonuses earned by the Named Executive Officers for the applicable half of fiscal 2011 under the 2011 VCP.

Equity Awards

We believe that equity awards provide a strong alignment between the interests of our executives and our stockholders.  We seek to provide equity award opportunities that are consistent with our targeted peer group median, with the potential for increase for exceptional financial performance, consistent with the reasonable management of overall equity compensation expense and stockholder dilution.  Finally, we believe that long-term equity awards are an essential tool in promoting the retention of our executives.  For fiscal 2011, our long-term incentive program included the grant of time-based restricted stock units and performance-based restricted stock units.  These components provide a reward for past corporate and individual performance and as an incentive for future performance.

When making its compensation decisions, the committee reviews a compensation overview prepared by its independent compensation consultant which reflects potential realizable value under current short and long term compensation arrangements for each Named Executive Officer.

Fiscal 2011 Equity Grants

For fiscal 2011, the committee determined to base the equity program on a combination of time-based and performance-based restricted stock units.  In particular, the committee determined to measure achievement for the performance grants against the relative performance of Coherent’s common stock against that of the Russell 2000 Index.  The committee believed that using the Russell 2000 Index (in which Coherent is a member) as a representative of total stockholder return directly aligns executive compensation with stockholder interest.  The committee determined that both the performance-based and time-based restricted stock unit grants provide a further retention tool in that the grants vest over three years with one-year annual cliff vesting and, for the performance-based grants, a measurement period for each of the next three years (e.g. at 12, 24 and 36 months from the date of grant).

At target achievement, all Named Executive Officers (other than the chief executive officer) will receive an equity distribution of 50% time-based and 50% performance-based equity award payouts.  Our chief executive officer will receive greater than half of his total equity award in performance-based equity awards at target achievement.  At maximum achievement, this becomes an even greater shift to performance-based as seen in the next graphic.

In the event of a change of control of the Company, the performance-based grants will be measured, with respect to performance periods not yet completed, by the relative performance of Coherent’s common stock against the Russell 2000 Index through the date of the change of control and such performance-based shares would then convert to time-based vesting with a maximum of three one-year vesting cliffs from the grant date.

The following table reflects the equity grants to the Named Executive Officers during the first quarter of fiscal 2011:

Named Executive Officer	Time-Based RSU Grants	Performance-Based RSU Grants Range (issuance dependent upon achievement)
John Ambroseo	20,000	0 - 70,000
Helene Simonet	7,500	0 - 15,000
Mark Sobey	7,000	0 - 14,000
Paul Sechrist(1)	5,500	0 – 11,000
Bret DiMarco	5,000	0 - 10,000

(1) Includes grants made in FY11 both before and after Mr. Sechrist was promoted to an executive officer.

The following chart shows the aggregate composition of equity grants for fiscal 2011 to our chief executive officer assuming the maximum achievement under the performance-based grants:

Equity Award Practices

Equity grants to our employees are driven by our annual review process.  Grant guidelines are based on competitive market practices.  Typically, an eligible employee is granted equity at the first committee meeting following beginning employment and may be eligible for periodic grants thereafter.  Eligibility for and the size of grants are influenced by the then-current guidelines for non-executive officer grants and the individual’s performance or particular requirements at the time of hire.

In fiscal 2011, the committee granted an aggregate of 374,175 shares subject to time-based and performance-based restricted stock units (at maximum), representing approximately 1.57% of Coherent’s outstanding common stock as of October 1, 2011 (excluding automatic and initial grants to directors).  The committee did not grant any stock options during fiscal 2011 to employees.  With the assistance of Compensia, the committee has reviewed this burn rate relative to peer practices and guidance from ISS and found that the total dilution was consistent with the median of peer practices and complied with ISS guidelines.

During fiscal 2011 equity grants were only made at meetings of the Compensation and H.R. Committee.

Other Benefits

Retirement Plans

Executive officers are eligible to participate in our 401(k) Retirement Plan on the same terms as all other U.S. employees, including a 4% Company matching contribution.  Our 401(k) Retirement Plan is a tax-qualified plan and therefore is subject to certain Internal Revenue Code limitations on the dollar amounts of deferrals and Company contributions that can be made to plan accounts.  These limitations apply to our more highly-compensated employees (including the Named Executive Officers).

We maintain a Deferred Compensation Plan for executive management personnel and members of the Board.  The Deferred Compensation Plan permits eligible participants to defer receipt of compensation pursuant to the terms of the plan.  The Deferred Compensation Plan permits participants to contribute, on a pre-tax basis, up to 75% of their base salary earnings, up to 100% of their bonus pay and commissions and up to 100% of directors’ annual retainer earned in the upcoming plan year.  Plan participants may invest deferrals in a variety of different deemed investment options.  To preserve the tax-deferred status of deferred compensation plans, the IRS requires that the available investment alternatives be “deemed investments.”  Participants do not have an ownership interest in the funds they select; the funds are only used to measure the gains or losses that are attributed to the participant’s deferral account over time.

The committee considers the Deferred Compensation Plan to be a reasonable and appropriate program because it promotes executive officer retention by offering a deferred compensation plan that is comparable to and competitive with what is offered by our peer group of companies.

Beginning with plan year 2011, the Company no longer makes a non-qualified deferred compensation plan contribution on behalf of the Named Executive

Officers in connection with the Internal Revenue Code limits on qualified 401(k) plans.

Employee Stock Purchase Plan

Our stockholders have approved an employee stock purchase plan whereby employees can purchase shares for a discount, subject to various participation limitations.  Our Named Executive Officers are eligible to participate in this plan.  For more information on our employee stock purchase plan, please see Proposal Three in this proxy.

Severance and Change of Control Arrangements

We have adopted our Change of Control Severance Plan (the “Change of Control Plan”) which provides certain benefits in the event of a change in control of Coherent for certain executives, including each of our Named Executive Officers.  Benefits are provided if there is a tender offer or merger resulting in Coherent being acquired by another entity and within two years thereafter the participant’s employment is terminated without cause or is voluntarily terminated following a constructive termination.  The committee believes the Change of Control Plan serves as an important retention tool in the event of a pending change of control transaction.

The Change of Control Plan was amended and restated in the first quarter of fiscal 2011.  Among the amendments made to the plan in fiscal 2011 were: (i) the elimination of the gross-up payment to the chief executive officer for any excise taxes resulting from the application of Section 280G of the Internal Revenue Code; (ii) the elimination of certain Company-provided medical benefits and (iii) the addition of a monthly payment of $2,750 (36 months for the chief executive officer and 24 months for the other Named Executive Officers).

The committee reviews the provisions of the Change of Control Plan at a minimum every two years at or immediately prior to the termination of the plan.  The committee believes that reviewing the Change of Control Plan every two years allows for the right balance in providing certainty for the participants thereof while providing the committee with the opportunity to revise the plan consistent with corporate governance best practices, evolving peer group practices and regulatory changes.

The committee does not consider the potential payments and benefits under these arrangements when making compensation decisions for our NEOs.  These arrangements serve specific purposes unrelated to the determination of the NEOs’ total direct compensation for a specific year.

Executive perquisites and Other Personal Benefits

In the first quarter of fiscal 2011, the committee determined, upon recommendation from management and in consultation with Compensia, to eliminate and phase-out executive perquisites effective January 1, 2011.  The use of leased vehicles by executives was terminated for Ms. Simonet and Mr. DiMarco in October 2011 and will be terminated in April 2012 for Mr. Ambroseo.

Automobile Benefit.  During fiscal 2011 prior to the termination of vehicle leases, Mr. Ambroseo, Ms. Simonet and Mr. DiMarco utilized vehicles leased by Coherent.  The leased automobiles were administered by a third party financing agency and Coherent paid the monthly lease amount.  Executive officers were either reimbursed for or provided gas, oil, maintenance and insurance for automobiles leased under this program.  Participants in the automobile program incur annual imputed income on the personal use of any vehicles under the program, including fuel and miles, as determined using the Internal Revenue Code rules. During fiscal 2011, Mr. Sobey received a monthly car allowance which was terminated on January 1, 2011.

Medical Reimbursement.  Prior to January 1, 2011, each Named Executive Officer also received up to $5,000 per calendar year of reimbursement for uninsured medical expenses with Coherent also paying such executive’s taxes on the amount of the benefit.  This was eliminated beginning in calendar 2011.

Tax and Accounting Considerations

•                  Accounting for Stock-Based Compensation—The Company accounts for stock-based compensation in accordance with the requirements of ASC 718.  The Company also takes into consideration ASC 718 and other generally accepted accounting principles in determining changes to policies and practices for its stock-based compensation programs.

•                  Section 162(m) of the Internal Revenue Code—This section limits the deductibility of compensation for our chief executive officer and our other most highly compensated Named Executive Officers (other than our chief financial officer) unless the compensation is less than $1 million during any fiscal year or is

“performance-based” under Section 162(m).  Our 2001 Stock Plan and 2011 Equity Incentive Plan are designed so that option grants and certain performance-based full value awards thereunder are fully tax-deductible.  Cash compensation (including both base salary and payments under our VCP) and time-based full-value awards are not qualified as “performance-based” compensation under Section 162(m).  We may from time to time pay compensation to our executive officers (including under our VCP) that may not be deductible when, for example, we believe that such compensation is appropriate and in the best interests of the stockholders after taking various factors into consideration, including business conditions and the performance of such executive officer.

•                  Section 409A of the Internal Revenue Code—Section 409A imposes additional significant taxes in the event that an executive officer, director or service provider received “deferred compensation” that does not satisfy the requirements of Section 409A.  We consider Section 409A in the design and operation of any plans.

Other Compensation Policies

To further align our executive compensation program with the interests of our stockholders, at the end of fiscal 2009, the special litigation committee of the Board approved a recoupment policy.  The recoupment policy provides that, in the event that there is an accounting restatement and there is a finding by the Board that such restatement was due to the gross recklessness or intentional misconduct of the chief executive officer or chief financial officer and it caused material noncompliance with any financial reporting requirement, then Coherent shall seek disgorgement of any portion of the bonus or other incentive or equity based compensation related to such accounting restatement received by such individual during the 12-month period following the original financial document.

Compensation Committee Interlocks and Insider Participation and Committee Independence

During fiscal 2011, the Compensation and H.R. Committee of the Board consisted of Messrs. Vij (Chair), Krause, Rogerson and Tomlinson.  None of the members of the Compensation and H.R. Committee has been or is an officer or employee of Coherent.  None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board or Compensation and H.R. Committee.  No member of our Board is an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company.

Each of the members of the committee qualifies as (i) an “independent director” under the requirements of The NASDAQ Stock Market, (ii) a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934 (the “1934 Act”), (iii) an “outside director” under Section 162(m) of the Code and (iv) an “independent outside director” as that term is defined by Institutional Shareholder Services.

Compensation and H.R. Committee Report

The Compensation and H.R. Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and H.R. Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K.

Respectfully submitted by the Compensation and H.R. Committee

Sandeep Vij, Chair

L. William Krause

Garry Rogerson*

Larry Tomlinson

* Mr. Flatley replaced Mr. Rogerson on the Committee in December 2011.

RECONCILIATION TABLE

	Year Ended
	October 1, 2011	October 2, 2010
GAAP net income per diluted share	$3.66	$1.47
Stock option investigation and litigation expense (benefit)	—	(0.06)
Stock-related compensation expense	0.36	0.27
Gain on Finland dissolution	(0.32)	—
One-time tax expense (benefit)	(0.24)	—
Restructuring costs	—	0.24
Non-GAAP net income per diluted share	$3.46	$1.92

Fiscal 2011 Summary Compensation Table

The table below presents information concerning the total compensation of our Named Executive Officers for the fiscal years ended October 1, 2011, October 2, 2010, and October 3, 2009.

Name and Principal Position	Fiscal Year		Salary ($)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)		Total ($)

John Ambroseo,	2011	(1)	612,901	2,452,700	N/A	1,628,675	46,841	(8)	4,741,117
Chief Executive Officer and	2010		580,008	981,000	600,390	870,012	277,527	(8)	3,308,937
President	2009		602,316	661,218	688,194	2,262	76,016	(8)	2,030,006
Helene Simonet,	2011	(1)	395,587	660,675	N/A	738,776	41,183	(9)	1,836,221
Executive Vice President and	2010		369,990	366,240	224,146	388,490	46,664	(9)	1,395,530
Chief Financial Officer	2009		384,221	236,232	245,329	1,010	52,951	(9)	919,743
Mark Sobey,(2)	2011	(1)	343,856	616,630	N/A	562,863	27,277	(10)	1,550,626
Executive Vice President	2010		293,673	313,920	192,125	255,017	22,378	(10)	1,077,113
General Manager, SLS
Paul Sechrist,(11)	2011	(1)	306,573	570,055	N/A	423,443	16,357	(12)	1,316,428
Executive Vice President
Worldwide Sales,
Service and Marketing
Bret DiMarco,	2011	(1)	325,580	440,450	N/A	436,478	33,405	(13)	1,235,913
Executive Vice President and	2010		297,309	274,680	168,109	225,000	36,527	(13)	1,001,625
General Counsel	2009		311,658	186,438	193,441	585	38,138	(13)	730,260

(1)                                  Reflects the dollar amount of salary earned in fiscal year 2011. Due to the timing of our fiscal year, fiscal year 2009 included 27 payroll periods compared to 26 payroll periods in fiscal 2010 and 2011.

(2)                                  Mr. Sobey was promoted to Executive Vice President and General Manager of Specialty Lasers and Systems (SLS) and became an executive officer on April 1, 2010. Accordingly, information for 2009 for Mr. Sobey has been omitted.

(3)                                 Amounts shown reflect the grant date fair value of awards granted in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718.  Reflects unvested time-based and performance-based restricted stock units; there is no guaranty that the recipients will ultimately receive this amount, or any amount.

(4)                                  The amounts shown reflect the grant date fair value of stock options determined pursuant to FASB ASC Topic 718. These options vest annually over a three year period. Pursuant to FASB ASC Topic 718, the amounts shown here exclude the effect of estimated forfeitures related to service-based vesting conditions. The assumptions used in the valuation of these awards are set forth in Note 14, “Employee Stock Option and Benefit Plans” of the Financial Statements in our annual report on Form 10-K. These amounts do not correspond to the actual value, if any, that may ultimately be recognized by the Named Executive Officers.  As seen in the table, no stock options were granted to the named executive officers in fiscal 2011.

(5)                                  Reflects the dollar amounts earned under the Variable Compensation Plan (VCP) during fiscal 2011, fiscal 2010 and fiscal 2009.

(6)                                  As previously noted, effective January 1, 2011, the Compensation and H.R. Committee announced the elimination and phasing out of executive perquisites. Fiscal 2011, therefore, included an executive medical benefit (which was on a calendar year calculation and is no longer in effect), the calendar 2010 contribution to the Company’s non-qualified deferred compensation plan (which will not be made for calendar 2011), and automobile policy (which was phased out for Ms. Simonet and Mr. DiMarco in October, 2011 and will be phased out in April, 2012 for Mr. Ambroseo).  Executives will continue to receive the regular Company-provided 401(k) employee contribution match (subject to applicable IRS rule limitations).

(7)                                  For fiscal year 2010, Dr. Ambroseo and Ms. Simonet “All Other Compensation” includes a payment for expired stock option grants that we previously disclosed on Form 8-K filing dated December 9, 2009.  As noted in the Form 8-K, from November 1, 2006 to December 31, 2007 we imposed a company-wide blackout on the exercise of stock options because we were not current in our financial reporting obligations due to an internal historical stock option grant practices investigation.  The Compensation and H.R. Committee approved payments to these individuals, which amounts were determined pursuant to the same formula used for non-executive officers.

(8)                                 For fiscal 2011, includes (a) amounts contributed by us under the Company’s 401(k) plan ($9,656) and deferred compensation plan ($10,920), (b) the use of a Company-leased and maintained automobile or car allowance (“Car Allowance”) ($20,630), (c) amounts reimbursed pursuant to executive medical reimbursement ($2,634).  For fiscal 2010, includes (a) amounts contributed by us under the Company’s 401(k) plan ($8,902) and deferred compensation plan ($10,177), (b) Car Allowance ($12,436), (c) the payment described in footnote (7) above ($237,000), (d) payment for buy-out of earned vacation ($1,785) and (e) amounts reimbursed pursuant to executive medical reimbursement ($5,228). For fiscal year 2009, includes (a) amounts contributed by us under the Company’s 401(k) plan ($13,541) and deferred compensation plan ($20,402), (b) debt forgiveness which was reflected on Mr. Ambroseo’s W-2 form during the first quarter of fiscal 2009 for his promissory note which was fully forgiven prior to the end of fiscal 2009 ($10,000), (c) a Car Allowance ($29,760), and (d) amounts reimbursed pursuant to executive medical reimbursement ($10,236).

(9)                                 For fiscal 2011, includes (a) amounts contributed by us under the Company’s 401(k) plan ($7,446) and deferred compensation plan ($4,927), (b) Car Allowance ($17,513), (c) amounts reimbursed pursuant to executive medical reimbursement ($7,468).  For fiscal 2010, includes (a) amounts contributed by us under the Company’s 401(k) plan ($8,662) and deferred compensation plan ($4,184), (b) a Car Allowance ($17,513), (d) the payment described in footnote (7) above ($8,550), and (e) amounts reimbursed pursuant to executive medical reimbursement ($4,195). For fiscal 2009, includes (a) amounts contributed by us under the Company’s 401(k) plan ($12,048) and deferred compensation plan ($8,058), (b) a payment for buy-out of earned vacation ($7,115), (c) a Car Allowance ($15,834) and (d) amounts reimbursed pursuant to executive medical reimbursement ($6,198).

(10)                           For fiscal 2011, includes (a) amounts contributed by us under the Company’s 401(k) plan ($10,622) and deferred compensation plan ($1,919), (b) Car Allowance ($4,500), (c) amounts reimbursed pursuant to executive medical reimbursement ($8,473).  For fiscal 2010, includes (a) amounts contributed by us under the Company’s 401(k) plan ($10,358) and deferred compensation plan ($953), (b) a Car Allowance ($9,000) and (c) amounts reimbursed pursuant to executive medical reimbursement ($668).

(11)                           Mr. Sechrist was promoted to Executive Vice President Worldwide Sales, Service and Marketing and became an executive officer on March 31, 2011. Accordingly, information for 2010 and 2009 for Mr. Sechrist has been omitted.

(12)                           For fiscal 2011, includes (a) amounts contributed by us under the Company’s 401(k) plan ($11,023) and deferred compensation plan ($792) and (b) amounts reimbursed pursuant to executive medical reimbursement ($2,987).

(13)                          For fiscal 2011, includes (a) amounts contributed by us under the Company’s 401(k) plan ($10,469) and deferred compensation plan ($2,062), (b) Car Allowance ($16,790), (c) amounts reimbursed pursuant to executive medical reimbursement ($3,362).  For fiscal 2010, includes (a) amounts contributed by us under the Company’s 401(k) plan ($10,154) and deferred compensation plan ($1,425), (b) Car Allowance ($16,296), and (d) amounts reimbursed pursuant to executive medical reimbursement ($7,992). For fiscal 2009, includes amounts (a) contributed by us under the Company’s 401(k) plan ($10,338) and deferred compensation plan ($4,200), (b) a Car Allowance ($16,876) and (c) amounts reimbursed pursuant to executive medical reimbursement ($6,039).

Grants of Plan-Based Awards in Fiscal 2011

Except as set forth in the footnotes, the following table shows all plan-based equity and non-equity incentive awards granted to our Named Executive Officers during fiscal 2011.

Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Actual Payouts Under Non- Equity Incentive		Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: # of Securities		All Other Option Awards: # of Securities	Exercise or Base Price of Option	Grant Date
Name	Type	Grant Date	Threshold ($)		Target ($)	Maximum ($)	Plan Awards ($)		Threshold (#)	Target (#)	Maximum (#)		Underlying Options (#)		Underlying Options (#)	Awards ($)	Fair Value ($) (1)
John Ambroseo	PRSU	11/29/2010							0	35,000	70,000				—	—	$1,612,100
	RSU	11/29/2010											20,000				$840,600
	1st semi-annual bonus		0	(2)	312,500	937,500	854,401
	2nd semi-annual bonus		0	(2)	312,500	937,500	774,274
	Total		0	(2)	625,000	1,875,000	1,628,675	(3)

Helene Simonet	PRSU	11/29/2010							0	7,500	15,000				—	—	$345,450
	RSU	11/29/2010											7,500				$315,225
	1st semi-annual bonus		0	(2)	141,750	425,250	387,561
	2nd semi-annual bonus		0	(2)	141,750	425,250	351,215
	Total		0	(2)	283,500	850,500	738,776	(3)

Mark Sobey	PRSU	11/29/2010							0	7,000	14,000				—	—	$322,420
	RSU	11/29/2010											7,000				$294,210
	1st semi-annual bonus		0	(2)	108,000	324,000	295,277
	2nd semi-annual bonus		0	(2)	108,000	324,000	267,586
	Total		0	(2)	216,000	648,000	562,863	(3)

Paul Sechrist	PRSU	3/30/2011							0	1,000	2,000	(4)			—	—	$69,830
	PRSU	11/3/2010							0	4,500	9,000						$242,505
	RSU	3/30/2011											1,000	(4)			$58,190
	RSU	11/3/2010											4,500				$199,530
	1st semi-annual bonus		0	(2)	81,250	243,750	222,138
	2nd semi-annual bonus		0	(2)	81,250	243,750	201,305
	Total		0	(2)	162,500	487,500	423,443	(3)

Bret DiMarco	PRSU	11/29/2010							0	5,000	10,000				—	—	$230,300
	RSU	11/29/2010											5,000				$210,150
	1st semi-annual bonus		0	(2)	83,750	251,250	228,976
	2nd semi-annual bonus		0	(2)	83,750	251,250	207,502
	Total		0	(2)	167,500	502,500	436,478	(3)

(1)              Reflects the grant date fair value of equity awards computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth in Note 14 “Employee Stock Option and Benefits Plans” of the Financial Statements in the Annual Report on Form 10-K.  These amounts do not correspond to the actual value that will be recognized by the Named Executive Officers.

(2)              Failure to meet a minimum level of performance would have resulted in no bonus paid out under the 2011 Variable Compensation Plan.

(3)              Reflects the amount earned under the 2011 Variable Compensation Plan during the 2011 fiscal year.

(4)              Mr. Sechrist received a performance restricted stock unit grant and a time-based restricted stock unit grant when he was promoted to Executive Vice President on March 30, 2011.

Option Exercises and Stock Vested at 2011 Fiscal Year-End

The table below sets forth certain information for each Named Executive Officer regarding the exercise of options and the vesting of stock awards during the year ended October 1, 2011, including the aggregate value realized upon such exercise or vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
John Ambroseo	178,547	4,375,858	29,517	1,380,235
Helene Simonet	137,299	1,791,402	12,234	589,533
Mark Sobey	55,500	631,516	7,500	336,120
Paul Sechrist	7,200	147.260	6,000	266,456
Bret DiMarco	61,166	785,591	9,517	460,051

(1)                                  Reflects the difference between the exercise price of the option and market price of our Common Stock on the exercise date.

(2)                                  Reflects the market price of our Common Stock on the vesting date.

Outstanding Equity Awards at Fiscal 2011 Year-End

The following table presents information concerning unexercised options and stock that has not yet vested for each Named Executive Officer outstanding as of October 1, 2011.

		Option Awards(1)				Stock Awards			Equity incentive plan awards:	Equity incentive plan awards: Market or
						Number			Number of	payout
Name	Grant Date	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price(2)	Option Expiration Date	of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	unearned shares, units or other rights that have not vested (#)	value of unearned shares, units or other rights that have not vested ($)

John Ambroseo	11/29/2010	—	—	—	—	20,000		859,200	—	—
	11/29/2010	—	—	—	—	70,000	(4)	3,007,200	—	—
	11/20/2009	—	—	—	—	25,000		1,074,000	—	—
	11/20/2009	25,000	50,000	$26.16	11/20/2016	—		—	—	—
	11/17/2008	—	—	—	—	9,516		408,807	—	—
	11/17/2008	—	25,200	$23.16	11/17/2014	—		—	—	—
	10/03/2007	121,853	—	$32.95	10/03/2013	—		—	—	—

Helene Simonet	11/29/2010	—	—	—	—	7,500		322,200	—	—
	11/29/2010	—	—	—	—	15,000	(4)	644,400	—	—
	11/20/2009	—	—	—	—	9,333		400,946	—	—
	11/20/2009	—	18,667	$26.16	11/20/2016	—		—	—	—
	11/17/2008	—		—	—	3,400		146,064	—	—
	11/17/2008	—	8,984	$23.16	11/17/2014			—	—	—

Mark Sobey	11/29/2010	—	—	—	—	7,000		300,720	—	—
	11/29/2010	—	—	—	—	14,000	(4)	601,440	—	—
	11/20/2009	—	—	—	—	8,000		343,680	—	—
	11/20/2009	—	16,000	$26.16	11/20/2016	—		—	—	—
	11/17/2008	—	—	—	—	2,500		107,400	—	—
	11/17/2008	—	7,500	$23.16	11/17/2014	—		—	—	—

Paul Sechrist	3/30/2011	—	—	—	—	1,000		42,960	—	—
	3/30/2011	—	—	—	—	2,000	(5)	85,920	—	—
	11/3/2010	—	—	—	—	4,500		193,300	—	—
	11/3/2010	—	—	—	—	9,000	(5)	386,640	—	—
	11/20/2009	—	—	—	—	6,000		257.760	—	—
	11/20/2009	6,000	12,000	$26.16	11/20/2016	—		—	—	—
	11/17/2008	—	—	—	—	2,333		100,226	—	—
	11/17/2008	11,000	5,500	$23.16	11/17/2014	—		—	—	—
	10/03/2007	10,000	—	$32.95	10/03/2013	—		—	—	—

Bret DiMarco	11/29/2010	—	—	—	—	5,000		214,800	—	—
	11/29/2010	—	—	—	—	10,000	(4)	429,600	—	—
	11/20/2009	—	—	—	—	7,000		300,720	—	—
	11/20/2009	—	14,000	$26.16	11/20/2016	—		—	—	—
	11/17/2008	—		—	—	2,683		115,262	—	—
	11/17/2008	—	7,084	$23.16	11/17/2014	—		—	—	—

(1)         Each of the unvested option grants set forth above vest in three equal installments on the anniversary of the date of grant.

(2)         The exercise prices indicated are the prices originally recorded by the Company at grant and have not been adjusted to reflect any new measurement date as a result of the Company’s historical stock option review.

(3)         Market value is determined by multiplying the number of shares by $42.96, the closing price of the Company’s common stock on September 30, 2011, the last trading date of the fiscal year.

(4)         The performance-based restricted stock units vesting determination dates are November 29, 2011, November 29, 2012 and November 29, 2013.  The performance based restricted stock units will vest in an amount which is 0-200% subject to the achievement of certain performance metrics.  The amount reflected in the table is the maximum amount or 200%.

(5)         The performance-based restricted stock units vesting determination dates are November 3, 2011, November 3, 2012 and November 3, 2013.  The performance based restricted stock units will vest in an amount which is 0-200% subject to the achievement of certain performance metrics.  The amount reflected in the table is the maximum amount or 200%.

Fiscal 2011 Non-Qualified Deferred Compensation

The following table presents information regarding the non-qualified deferred compensation activity for each Named Executive Officer during fiscal 2011:

Name	Executive Contributions in Last FY ($) (1)	Executive Deferrals including Company Contribution in Last FY ($)	Registrant Contributions in Last FY ($) (3)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance of Last FYE ($) (2)
Ambroseo, John	$778,321	$789,241	$10,920	$(96,108)	$—	$4,859,259
SRP (4)	$—	$—	$—	$(7,176)	$—	$1,028,721
Simonet, Leen	$—	$4,927	$4,927	$651	$—	$745,466
SRP (4)	$—	$—	$—	$(770)	$—	$117,325
Sechrist, Paul	$179,824	$180,616	$792	$(24,935)		$344,308
SRP (4)	$—	$—	$—	$(1,595)	$—	$116,357
Sobey, Mark	$—	$1,919	$1,919	$(363)	$—	$15,376
DiMarco, Bret	$—	$2,062	$2,062	$(391)		$25,837

(1)         Amounts in this column consist of salary and/or bonus earned during fiscal year 2011, which is also reported in the Summary Compensation Table.

(2)         The deferred compensation in a participant’s account is fully vested and is credited with positive or negative investment results based upon plan investment options selected by the participant.

(3)         Amounts are company contribution payments in excess of the IRS 401(a) (17) and 402(g) qualified plan limits made to the non-qualified “Deferred Compensation Plan” for plan year 2010 made in fiscal year 2011.  Amounts reported in this column are also reported in the “All Other Compensation” column of the Summary Compensation Table.  The Deferred Compensation company contribution was terminated on December 31, 2010.

(4)         Amounts represent account balances and earnings from the Supplementary Retirement Plan (SRP) which was suspended on December 31, 2004.  Deferrals (both executive and company) into this plan have been suspended.  The Deferred Compensation Plan is the only non-qualified deferred compensation plan available for executive management.

Potential Payments upon Termination or Change of Control

The change in control plan provides for the payment of specified compensation and benefits upon certain terminations of the employment of the participants following a change in control of the Company. The Board has evaluated the economic and social impact of an acquisition or other change of control on its key employees. The Board recognizes that the potential of such an acquisition or change of control can be a distraction to its key employees and can cause them to consider alternative employment opportunities. The Board has determined that it is in the best interests of Coherent and its stockholders to assure that Coherent will have the continued dedication and objectivity of its key employees. The Board believes that the change of control plan will enhance the ability of our key employees to assist the Board in objectively evaluating potential acquisitions or other changes of control.

The change of control plan provides that if within 24 months after a change in control the executive’s employment is terminated other than by reason of his or her death, disability, retirement or for cause, or the executive officer terminates his or her employment for “good reason,” the executive will receive a lump sum severance payment equal to 2.99 (in the case of Mr. Ambroseo) or 2.0 (in the case of Ms. Simonet and Messrs. DiMarco, Sechrist and Sobey) times the executive’s annual base salary and annual bonus (assuming achievement of all performance requirements thereof). “Good reason” is defined under the plan as any of the following that occurs after a change in control of the Company: certain reductions in compensation; certain material changes in employee benefits and perquisites; a change in the site of employment; reduction in the executive’s duties and responsibilities; the Company’s failure to obtain the written assumption by its successor of the obligations set forth in the Agreement; attempted termination of employment on grounds insufficient to constitute a basis of termination for cause under the terms of the change of control plan; or the Company’s breach of any of the provisions of the change of control plan. Under the terms of the plan, the executives will also have acceleration of all vesting conditions for equity grants and a payment in lieu of health care for the executive (and his or her covered family members) will be provided on the same terms for two years and, in the case of Mr. Ambroseo, three years. A change in control of Coherent is defined under the change of control plan as an occurrence of a business combination, an acquisition by any person directly or indirectly of fifty percent or more of the combined voting power of our common stock or a change in the composition of the Board where less than fifty percent are incumbent directors.

The following table shows the potential payments and benefits that we (or our successor) would be obligated to make or provide upon termination of employment of each our Named Executive Officers pursuant to the terms of the Change of Control Severance Plan. Other than this plan, there are no other employment agreements or other contractual obligations triggered upon a change of control. For purposes of this table, it is assumed that each Named Executive Officer’s employment terminated at the close of business on September 30, 2011 (the last business day before the end of our fiscal year end on October 1, 2011). These payments are conditioned upon the execution of a form release of claims by the Named Executive Officer in favor of us. The amounts reported below do not include the nonqualified deferred compensation distributions that would be made to the Named Executive Officers following a termination of employment (for those amounts and descriptions, see the prior table). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.  The Total Benefit per individual in the table below does not add to the total of the individual components due to rounding within each component.

Named Executive Officer	Multiplier for Base Salary and Bonus	Nature of Benefit	Termination for Cause	Any Other Termination
John Ambroseo	2.99X	Salary Severance	—	$1,874,375
		Bonus Severance	—	$1,874,375
		Equity Compensation Acceleration(1)	—	$6,688,167
		Aggregate Monthly Payment(2)	—	$99,000
		Total Benefit		$10,535,917
Helene Simonet	2X	Salary Severance	—	$810,000
		Bonus Severance	—	$567,000
		Equity Compensation Acceleration(1)	—	$2,005,098
		Aggregate Monthly Payment(2)	—	$66,000
		Total Benefit		$3,448,098
Mark Sobey	2X	Salary Severance	—	$720,000
		Bonus Severance	—	$432,000
		Equity Compensation Acceleration(1)	—	$1,770,540
		Aggregate Monthly Payment(2)	—	$66,000
		Total Benefit		$2,988,540
Paul Sechrist	2X	Salary Severance	—	$650,000
		Bonus Severance	—	$325,000
		Equity Compensation Acceleration(1)	—	$1,377,326
		Aggregate Monthly Payment(2)	—	$66,000
		Total Benefit		$2,418,326
Bret DiMarco	2X	Salary Severance	—	$670,000
		Bonus Severance	—	$335,000
		Equity Compensation Acceleration(1)	—	$1,435,845
		Aggregate Monthly Payment(2)	—	$66,000
		Total Benefit		$2,506,845

(1)         Equity Compensation Acceleration is the in-the-money value of unvested stock options, time-based restricted stock units and performance-based restricted stock units, in each case as of September 30, 2011 at the closing stock price on that date ($42.96). The value of accelerated stock options are thus calculated by multiplying the number of unvested shares subject to acceleration by the difference between the exercise price and the closing stock price on September 30, 2011; the value of accelerated restricted stock is calculated by multiplying the number of unvested shares subject to acceleration by the closing stock price on September 30, 2011. For purposes of the table we have assumed the immediate release and vesting of the performance-based restricted stock units at the maximum, or 200% of target, achievement. In the event of a change of control, however, the performance-based restricted stock units would be measured for achievement prior to the effective date of the change of control and converted to time-based awards subject to the terms of the plan. The amounts reflected for Equity Compensation Acceleration do not reflect any applicable taxes, just gross proceeds. Since the table assumes a triggering event on September 30, 2011, only those stock options and restricted stock/RSU grants outstanding as of that date are included in the table.

(2)         Aggregate Monthly Payment is a monthly payment of $2,750 in lieu of receiving company subsidized COBRA benefits, life insurance premiums and/or other welfare benefits, 36 months for the Chief Executive Officer and 24 months for the other named executive officers.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of October 1, 2011 about the Company’s equity compensation plans under which shares of our common stock may be issued to employees, consultants or members of our Board:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights(1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,421,730	(2)	$27.80	6,861,565	(3)
Equity compensation plans not approved by security holders	—		—	—
Total	1,421,730		$27.80	6,861,565

(1)         These weighted average exercise prices do not reflect the shares that will be issued upon the payment of outstanding awards of RSUs

(2)         This number does not include any options which may be assumed by us through mergers or acquisitions, however, we do have the authority, if necessary, to reserve additional shares of common stock under these plans to the extent necessary for assuming such options.

(3)         This number of shares includes 161,374 shares of common stock reserved for future issuance under the Employee Stock Purchase Plan and 6,700,191 shares reserved for future issuance under the 2011 Plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

In accordance with the charter for the Audit Committee of the Board, the members of the Audit Committee, all of whom are independent directors, review and approve in advance any proposed related person transactions. Additionally, from time to time the Board may directly consider these transactions. For purposes of these procedures, the individuals and entities that are considered “related persons” include:

•                  Any of our directors, nominees for director and executive officers;

•                  Any person known to be the beneficial owner of five percent or more of our common stock (a “5% Stockholder”); and

•                  Any immediate family member, as defined in Item 404(a) of Regulation S-K, of a director, nominee for director, executive officer and 5% Stockholder. We will report all such material related person transactions under applicable accounting rules, federal securities laws and SEC rules and regulations.

Related Person Transactions

We have entered into indemnification agreements with each of our executive officers and directors. Such indemnification agreements require us to indemnify these individuals to the fullest extent permitted by law. We also intend to execute these agreements with our future directors and officers.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee is responsible for overseeing our accounting and financial reporting processes and audits of our financial statements.  As set forth in its charter, the Audit Committee acts only in an oversight capacity and relies on the work and assurances of both management, which has primary responsibilities for our financial statements and reports, as well as the independent registered public accounting firm that is responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.

The Audit Committee met eleven (11) times either in person or by telephone during fiscal 2011.  In the course of these meetings, the Audit Committee met with management, the internal auditors and our independent auditors and reviewed the results of the internal and external audit examinations, evaluations of our internal controls and the overall quality of our financial reporting.

The Audit Committee believes that a candid, substantive and focused dialogue with the internal auditors and the independent registered public accounting firm is fundamental to the Audit Committee’s oversight responsibilities.  To support this belief, the Audit Committee periodically meets separately with the internal auditors and the independent auditors, without management present.  In the course of its discussions in these meetings, the Audit Committee asked a number of questions intended to bring to light any areas of potential concern related to our financial reporting and internal controls.  These questions include:

•                  Are there any significant accounting judgments, estimates or adjustments made by management in preparing the financial statements that would have been made differently had the auditors themselves prepared and been responsible for the financial statements;

•                  Based on the auditors’ experience, and their knowledge of our business, do our financial statements fairly present to investors, with clarity and completeness, our financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements;

•                  Based on the auditors’ experience, and their knowledge of our business, have we implemented internal controls and internal audit procedures that are appropriate for our business.

The Audit Committee approved the engagement of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2011 and reviewed with the internal auditors and independent registered public accounting firm their respective overall audit scope and plans.  In approving Deloitte & Touche LLP, the Audit Committee considered the qualifications of Deloitte & Touche LLP and discussed with Deloitte & Touche LLP their independence, including a review of the audit and non-audit services provided by them to us.  The Audit Committee also discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and it received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with Audit Committee concerning independence and has discussed Deloitte & Touche LLP’s independence with Deloitte & Touche LLP.

Management has reviewed and discussed the audited financial statements for fiscal 2011 with the Audit Committee, including a discussion of the quality and acceptability of the financial reporting, the reasonableness of significant accounting judgments and estimates and the clarity of disclosures in the financial statements.  In connection with this review and discussion, the Audit Committee asked a number of follow-up questions of management and the independent registered public accounting firm to help give the Audit Committee comfort in connection with its review.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the annual report on Form 10-K for the fiscal year ended October 1, 2011, for filing with the SEC.

Respectively submitted by
THE AUDIT COMMITTEE

Susan James, Chair
Garry Rogerson
Lawrence Tomlinson

OTHER MATTERS

We know of no other matters to be submitted to the meeting.  If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form Proxy to vote the shares they represent as the Board may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

Dated: January 20, 2012	/s/ John R. Ambroseo
John R. Ambroseo
President and Chief Executive Officer

ANNEX A

AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

COHERENT, INC.

EMPLOYEE STOCK PURCHASE PLAN

Amended and restated as

The following constitutes the provisions of the Employee Stock Purchase Plan (herein called the “Plan”) of Coherent, Inc. (herein called the “Company”).

1.                                      Purpose.  The purpose of the Plan is to provide employees of the Company and its subsidiaries with an opportunity to purchase Common Stock of the Company through payroll deductions.  It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986.  The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that Section of the Code.

2.                                      Definitions.

(a)                                  “Base pay” or “base salary” means regular straight-time earnings and commissions, excluding payments for overtime, shift premiums, incentive compensation, bonuses and any other special payments.

(b)                                 “Employee” means any person, including an officer, who is customarily employed for at least twenty (20) hours per week by the Company or its subsidiaries (50% or more of whose voting shares are owned directly or indirectly by the Company) unless the Company designates a subsidiary as not participating in the Plan.

3.                                      Eligibility.

(a)                                  Any employee as defined in paragraph 2 who shall be employed by the Company on the date his participation in the Plan is effective shall be eligible to participate in the Plan, subject to limitations imposed by Section 423(b) of the Internal Revenue Code of 1986.

(b)                                 Any provisions of the Plan to the contrary notwithstanding, no employee shall be granted an option under the Plan (i) if, immediately after the grant, such employee would own shares and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of the Company, or (ii) which permits his rights to purchase shares under all employee stock purchase plans of the Company and its subsidiaries to accrue at a rate which exceeds Twenty Five Thousand Dollars ($25,000) for each calendar year in which such stock option is outstanding at any time, where the value of the option is calculated as the fair market value of the shares (determined at the time such option is granted).

4.                                      Offering Dates.  The Plan shall be implemented by two Offerings during each fiscal year, each of six months duration, with Offering I commencing on or about May 1 of each year and Offering II commencing on or about November 1 of each year.  Notwithstanding the foregoing, in lieu of the Offering periods set forth in the preceding sentence, the Board may establish any Offering period that does not exceed 27 months and is consistent with Section 423 of the Internal Revenue Code.

5.                                      Participation.

(a)                                  An eligible employee may enroll in the Plan by completing a subscription agreement authorizing payroll deduction on the form provided by the Company and submitting prior to the applicable offering date, the subscription agreement and any other information required by the Company in the form and manner and in accordance with procedures designated by the Company.

(b)                                 Payroll deductions for a participant shall commence on the first payroll following the commencement offering date and shall end on the termination date of the offering to which such authorization is applicable, unless sooner terminated by the participant as provided in paragraph 10 or otherwise provided by the Company.

6.                                      Payroll Deductions.

(a)                                  At the time a participant files his subscription agreement, he shall elect to have payroll deductions made on each payday during the offering period.  Unless the Company determines otherwise, the amount of payroll deductions elected to be made shall not be greater than ten percent (10%) of the base pay which he received on such payday nor less than a $10 deduction per payday.

(b)                                 All payroll deductions made by a participant shall be credited to a book-keeping account under the Plan.  A participant may not make any additional payments into such account.

(c)                                  A participant may discontinue his payroll deductions to the Plan as provided in paragraph 10, or may lower, but not increase, the rate of his payroll deductions (within the limitations set forth in subparagraph (a) above) during the offering by completing or filing with the Company a new authorization for payroll deduction.  Unless the Company determines otherwise, the change in rate shall be effective within fifteen (15) days following the Company’s receipt of the new authorization.

7.                                      Grant of Option.

(a)                                  At the beginning of each offering period, each eligible employee shall be granted an option to purchase that number of shares of the Company’s Common Stock  determined by dividing such employee’s payroll deductions accumulated prior to the exercise date and retained in the eligible employee’s account as of the exercise date by the applicable option price determined in accordance with paragraph 7(b); provided that in no event will an eligible employee be permitted to purchase during any offering period more than ten thousand (10,000) shares of the Company’s Common Stock, subject to adjustment as provided in paragraph 18 and provided further that such purchase will be subject to the limitations set forth in paragraph 3(b) and 12 hereof.  Fair market value of a share of the Company’s Common Stock shall be determined as provided in paragraph 7(b) herein.

(b)                                 The option price per share of such shares shall be the lower of:  (i) 85% of the fair market value of a share of the Common Stock of the Company at the commencement of the offering period; or (ii) 85% of the fair market value of a share of the Common Stock of the Company at the time the option is exercised at the termination of the offering period.  The fair market value of the Company’s Common Stock on said dates shall be determined by the Company’s Board of Directors in the exercise of their discretion in good faith.

8.                                      Exercise of Option.  Unless a participant withdraws from the Plan as provided in paragraph 10 and subject to the limitations set forth in paragraph 12, his option for the purchase of shares will be exercised automatically at the end of the offering period, and the maximum number of full shares subject to option will be purchased for him at the applicable option price with the applicable amount of the accumulated payroll deductions in his account.  During his lifetime, a participant’s option to purchase shares hereunder is exercisable only by him.  Any cash remaining to the credit of a participant’s account under the Plan after a purchase by him of shares at the termination of each offering period, or which is insufficient to purchase a full share of Common Stock of the Company, shall be returned to said participant.

9.                                      Rights as a Stockholder.  A participant shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, the shares of the Company’s Common Stock purchased upon exercise of his option under the Plan until the date of the issuance of the shares of the Company’s Common Stock to the employee.

10.                               Withdrawal; Termination of Employment.

(a)                                  A participant may withdraw all but not less than all the payroll deductions credited to his account under the Plan for an Offering at any time prior to the end of the applicable offering period by giving notice to the Company in the manner prescribed by the Company.  All of the participant’s payroll deductions credited to his account for the Offering from which he has withdrawn will be paid to him promptly after receipt of his notice of withdrawal and his option for the current period under the Offering will be automatically terminated, and no further payroll deductions for the purchase of shares under the Offering withdrawn from will be made during the applicable offering period.

(b)                                 Upon termination of the participant’s employment prior to the end of an offering period for any reason, including retirement or death, the payroll deductions credited to his account will be returned to him and his option will be automatically terminated.

(c)                                  In the event an employee fails to remain in the employ of the Company customarily for at least twenty (20) hours per week during the offering period in which the employee is a participant, he will be deemed to have elected to withdraw from the Plan and the payroll deductions credited to his account will be returned to him and his option terminated.

(d)                                 A participant’s withdrawal from an Offering will not have any effect upon his eligibility to participate in any other Offering or in any similar plan which may hereafter be adopted by the Company.

11.                               No Interest.  To the extent that a participant’s payroll deductions are refunded pursuant to the provisions of the Plan, no interest shall be paid on said refundable amount.

12.                               Stock.  The maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be 7,925,000 shares, subject to adjustment upon changes in capitalization of the Company as provided in paragraph 18.  The shares to be sold to participants under the Plan may, at the election of the Company, be either treasury shares or shares authorized but unissued.  If the total number of shares which would otherwise be subject to options granted pursuant to Section 7(a) hereof at the beginning of an offering period exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Company shall make a pro rata allocation of the shares remaining available for option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable.  In such event, the Company shall give written notice of such reduction of the number of shares subject to the option to each employee affected thereby and shall similarly reduce the rate of payroll deductions, if necessary.

13.                               Administration.  The Plan shall be administered by the Board of Directors of the Company or a committee appointed by the Board.  The administration, interpretation or application of the Plan by the Board or its committee shall be final, conclusive and binding upon all participants.  Members of the Committee who are eligible employees are permitted to participate in the Plan.  Notwithstanding any provision to the contrary in the Plan, the Board or its committee may adopt rules or procedures relating to the operation and administration of the plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States.  Without limiting the generality of the foregoing, the Board or its committee is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of base pay, handling of payroll deductions, making of contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold payroll deductions, conversion of local currency, obligations to pay payroll tax, determination and change of offering periods, payment procedures, requirement that shares of Company’s Common Stock acquired through the Plan be held by a specific broker, withholding procedures and handling of stock certificates which may vary with local requirements.

14.                               Non-US Eligible Employees.  Without amending the Plan, the Company may grant options or establish other procedures to provide benefits to eligible employees of participating subsidiaries with non-U.S. employees on such terms and conditions different from those specified in this Plan as may, in the judgment of the Company, be necessary or desirable to foster and promote achievement of the purposes of the Plan and shall have the authority to adopt such modifications, procedures, subplans and the like as may be necessary or desirable (a) to comply with provisions of the laws or regulations or conform to the requirements to operate the Plan in a qualified or tax or accounting advantageous manner in other countries or jurisdictions in which the Company or any participating subsidiary may operate or have employees, (b) to ensure the viability of the benefits from the Plan to eligible employees employed in such countries or jurisdictions and (c) to meet the objectives of the Plan.  Notwithstanding anything to the contrary herein, any such actions taken by the Company with respect to eligible Employees of any participating subsidiary may be treated as a subplan outside of an “employee stock purchase plan” under section 423 of the Internal Revenue Code and not subject to the requirements of section 423 set forth in the Internal Revenue Code and this Plan.

15.                               Transferability.  Neither payroll deductions credited a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution) by the participant.  Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with paragraph 10.

16.                               Use of Funds.  All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

17.                               Reports.  Individual accounts will be maintained for each participant in the Plan.  Accounts under the Plan are purely book-keeping entries.  Statements of account will be given to participating employees.

18.                               Changes in Capitalization and Transactions.

(a)                                  If any change is made in the shares of the Company’s Common Stock subject to the Plan, or subject to any option under the Plan, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) and maximum number of shares of the Company’s Common Stock subject to the Plan pursuant to paragraph 12 and the option purchase limits, and the outstanding options will be appropriately adjusted in the class(es), number of shares of Common Stock and purchase limits of such outstanding options.  The Board shall make such adjustments, and its determination shall be final, binding and conclusive.  (The conversion of any convertible securities of the Company shall not be treated as a transaction that does not involve the receipt of consideration by the Company.)

(b)                                 Without limitation on the preceding provisions, in the event of any corporate transaction, the Board may make such adjustment it deems appropriate to prevent dilution or enlargement of rights in the number and class of the Company’s Common Stock which may be delivered under the Plan, in the number, class of or price of the Company’s Common Stock available for purchase under the Plan and in the number of the Company’s Common Stock which an employee is entitled to purchase and any other adjustments it deems appropriate.  Without limiting the Board’s authority under this Plan, in the event of any transaction, the Board may elect to have the options hereunder assumed or such options substituted by a successor entity, to terminate all outstanding options, either prior to their expiration or upon completion of the purchase of the Company’s Common Stock on the next exercise date, to shorten the Offering period by setting a new exercise date or to take such other action deemed appropriate by the Board.

19.                               Amendment or Termination.  The Board of Directors of the Company may at any time terminate or amend the Plan.  No such termination can affect options previously granted, nor may an amendment make any change in any option theretofore granted which adversely affects the rights of any participant, nor may an amendment be made without prior approval of the shareholders of the Company if such amendment would:

(a)                                  Increase the number of shares that may be issued under the plan;

(b)                                 Change the designation of the employees (or class of employees) eligible for participation in the Plan; or

(c)                                  Require shareholder approval under applicable law or exchange requirements.

20.                               Notices.  All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location or by the person, designated by the Company for the receipt thereof.

21.                               No Right of Employment.  Neither the grant nor the exercise of any options under this Plan nor anything in this Plan shall impose upon the Company or any participating subsidiary any obligation to employ or continue to employ any employee.  The right of the Company or a participating subsidiary to terminate any employee shall not be diminished or affected because any options have been granted to such employee.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is available at www.proxyvote.com. M39880-P19158 PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF COHERENT, INC. ANNUAL MEETING OF STOCKHOLDERS The undersigned, stockholder of COHERENT, INC., a Delaware Corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated January 20, 2012, and hereby appoints John R. Ambroseo and Helene Simonet, and each of them, proxies and attorneys-in-fact, with full power to each substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of COHERENT, INC. to be held on February 28, 2012 at 8:00 a.m., local time, at the Hyatt Regency Santa Clara, 5101 Great America Parkway, Santa Clara, CA 95054, and at any adjournment(s) thereof and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on all the matters set forth on the reverse side. THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED (1) TO ENSURE AS MANY OF THE NOMINEES FOR THE ELECTION OF THE DIRECTORS SET FORTH IN PROPOSAL ONE ARE ELECTED AS DIRECTORS, (2) FOR THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AS SET FORTH IN PROPOSAL TWO, (3) FOR THE APPROVAL OF OUR AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN,(4) FOR THE ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION AS SET FORTH IN PROPOSAL FOUR, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING AND ANY ADJOURNMENT(S) THEREOF. SEE REVERSE SIDE CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE SEE REVERSE SIDE COHERENT, INC. THIS IS YOUR PROXY YOUR VOTE IS IMPORTANT

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] Date VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. C/O AMERICAN STOCK TRANSFER 59 MAIDEN LANE NEW YORK, NY 10038 M39879-P19158 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For All Except For All Withhold All COHERENT, INC. The Board of Directors recommends you vote FOR the following: ! ! ! 1. Election of Directors Nominees 01) John R. Ambroseo 02) Jay T. Flatley 03) Susan M. James 04) L. William Krause 05) Garry W. Rogerson 06) Lawrence Tomlinson 07) Sandeep Vij The Board of Directors recommends you vote FOR the following proposals: Abstain For Against ! ! ! 2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 29, 2012. ! ! ! 3. To approve our amended and restated employee stock purchase plan. ! ! ! 4. To receive an advisory vote on our executive officer compensation. 5. To transact such other business as may properly be brought before the meeting and any adjournment(s) thereof. Stockholders of record at the close of business on January 9, 2012 are entitled to notice of and to vote at the meeting. All stockholders are cordially invited to attend the meeting. However, to assure your representation at the meeting, you are urged to mark, sign, date, and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose, or vote by telephone or via the Internet. Any stockholder attending the meeting may vote in person, even if he or she has returned a proxy. Yes No ! ! Please indicate if you plan to attend this meeting. (This proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)